Private and Confidential	EXHIBIT 4.14

Execution Version

Dated 25 June 2019

GASLOG HELLAS-1 SPECIAL MARITIME ENTERPRISE

as Borrower

ABN AMRO BANK N.V.

OVERSEA-CHINESE BANKING CORPORATION LIMITED

as mandated lead arrangers

(together as Arrangers)

with

ABN AMRO BANK N.V.

as Agent

ABN AMRO BANK N.V.

as Security Agent

FACILITY AGREEMENT

for

$130,000,000

Term Loan Facility

Contents

Clause		Page

1	Definitions and interpretation	1

2	The Facility	26

3	Purpose	27

4	Conditions of Utilisation	27

5	Utilisation	27

6	Repayment	30

7	Illegality, prepayment and cancellation	30

8	Interest	34

9	Interest Periods	35

10	Changes to the calculation of interest	36

11	Fees	37

12	Tax gross-up and indemnities	37

13	Increased Costs	42

14	Other indemnities	43

15	Mitigation by the Lenders	47

16	Costs and expenses	47

17	Representations	49

18	Information undertakings	56

19	General undertakings	60

20	Dealings with Ship	68

21	Condition and operation of Ship	71

22	Insurance	74

23	Minimum security value	78

24	Chartering undertakings	82

25	Bank accounts	83

26	Business restrictions	85

27	Events of Default	88

28	Changes to the Lenders	92

29	Changes to the Obligors/Restriction on Debt Purchase Transactions	97

30	Roles of Agent, Security Agent and Arrangers	97

31	Conduct of business by the Finance Parties	118

32	Sharing among the Finance Parties	119

33	Payment mechanics	121

34	Set-off	126

35	Notices	126

36	Calculations and certificates	128

37	Partial invalidity	129

38	Remedies and waivers	129

39	Amendments and grant of waivers	129

40	Counterparts	134

41	Confidentiality	134

42	Governing law	137

43	Enforcement	137

Schedule 1 The original parties		139

Schedule 2 Ship information		142

Schedule 3 Conditions precedent		143

Part°1 Conditions precedent to executing this Agreement		143

Part°2 Conditions precedent to Utilisation		145

Part°3 Conditions precedent on Delivery		146

Schedule 4 Utilisation Request		150

Schedule 5 Form of Transfer Certificate		152

Schedule 6 Repayment Schedule		155

THIS AGREEMENT is dated 25 June 2019, and made between:

(1)                       GASLOG HELLAS-1 SPECIAL MARITIME ENTERPRISE as borrower (the Borrower);

(2)                       ABN AMRO BANK N.V. and OVERSEA-CHINESE BANKING CORPORATION LIMITED as mandated lead arrangers (whether acting individually or together, the Arrangers);

(3)                       THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);

(4)                       ABN AMRO BANK N.V. as Agent of the other Finance Parties (the Agent); and

(5)                       ABN AMRO BANK N.V. as security agent and trustee for and on behalf of the other Finance Parties (the Security Agent).

IT IS AGREED as follows:

1                              Definitions and interpretation

1.1                    Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 25 (Bank accounts).

Account Bank means, in relation to any Account, Oversea-Chinese Banking Corporation Limited, an Affiliate thereof or another bank or financial institution approved by the Majority Lenders at the request of the Borrower.

Account Holder(s) means, in relation to any Account, the Obligor(s) in whose name(s) that Account is held.

Account Security means, in relation to an Account, a deed or other instrument executed by the relevant Account Holder(s) in favour of the Security Agent and/or any other Finance Parties in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as agent for the other Finance Parties under clause 30.12 (Resignation of the Agent) or any other provision of this Agreement.

Annual Financial Statements has the meaning given to it in clause 18 (Information undertakings).

Approved Brokers means each of Affinity LNG LLP, Clarksons Platou Group, Braemar Seascope Ltd, Fearnleys AS, Simpson, Spence & Young Ltd, Poten & Partners (London) or any other independent firm of shipbrokers agreed in writing from time to time between the Borrower and the Agent (acting on the instructions of the Majority Lenders), unless any such person is a or becomes a Prohibited Person or otherwise is in breach of Sanctions.

Approved Exchange means NYSE or NASDAQ or any other national stock exchange acceptable to the Majority Lenders.

Approved Flag State means each of Bermuda, Cayman Islands, Cyprus, Greece, Malta, Hong Kong, Marshall Islands, Singapore and the United Kingdom or any other flag acceptable to the Lenders.

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another firm proposed by the Borrower and approved by the Majority Lenders from time to time (provided that if the approval of Auditors as set out in this definition becomes contrary to any applicable law, directive or regulation, and the Majority Lenders so require, the Obligors agree that they will make such amendment to this definition as will be agreed between the Borrower and the Majority Lenders so as to ensure compliance with such law, directive or regulation).

Available Facility means, at any relevant time, such part of the Total Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)                       any law or regulation in force as at the date hereof implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)                       any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)                       the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated on or before the date of this Agreement;

(b)                       the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated on or before the date of this Agreement; and

(c)                        any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III on or before the date of this Agreement”.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation and excluding any such law or regulation which implements Reformed Basel III.

Break Costs means the amount (if any) by which:

(a)                       the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                       the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Builder means, in relation to the Ship, the person specified as such in Schedule 2 (Ship information).

Building Contract means the shipbuilding contract specified in Schedule 2 (Ship information) between the Builder and the Borrower relating to the construction of the Ship and as may further be supplemented, amended or varied in accordance with the terms thereof.

Building Contract Documents means, in relation to the Ship, the Building Contract and any other guarantee or security given to any person for the Builder’s obligations under the Building Contract.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, Piraeus and Singapore and (in relation to any date for payment or purchase of dollars) New York.

Change of Control occurs if:

(a)                       prior to Drop Down:

(i)                           GasLog Carriers ceases to control the Borrower; or

(ii)                        GasLog ceases to control GasLog Carriers;

(b)                       on or after Drop Down:

(iii)                     GasLog Holdings ceases to control the Borrower; or

(iv)                    GLOP ceases to control GasLog Holdings; or

(v)                       GasLog ceases to control (directly or indirectly) the affairs of or the composition of the board of directors of GLOP; or

(c)                        any of the issued and outstanding shares (including the voting shares) of GP LLC cease to be legally and beneficially owned by GasLog,

in any case without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) and provided that a Drop Down or Reverse Drop Down (in each case if carried out in accordance with clause 19.6 (Drop Down; Reverse Drop Down)) shall not constitute a Change of Control.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means the charter commitment for the Ship, details of which are provided in Schedule 2 (Ship information), as it may from time-to-time be amended or replaced in the circumstances and as permitted in accordance with clause 27.21 (Charters) including by way of an Eligible Charter Agreement.

Charter Assignment means, in relation to the Charter Documents, an assignment by the Borrower of its interest in such Charter Documents in favour of the Security Agent in the agreed form.

Charter Documents means the Charter of the Ship, any documents supplementing it and any guarantee or security given by any person to the Borrower for the relevant Charterer’s obligations under it.

Charterer means the charterer named in Schedule 2 (Ship information) as charterer of the Ship, or such replacement or a charterer that is party to any Charter entered into in the circumstances and as permitted in accordance with clause 27.21 (Charters).

Classification means the classification specified in respect of the Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification (such approval not to be unreasonably withheld), at the request of the Borrower.

Classification Society means, in relation to the Ship, the classification society specified in in Schedule 2 (Ship information), DNV GL, American Bureau of Shipping and Lloyd’s Register of Shipping or another classification society being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society (such approval not to be unreasonably withheld or delayed), at the request of the Borrower.

Closing Date means the date on which the conditions precedent listed in Part 1 of Schedule 3 (Conditions precedent to executing this Agreement) have been satisfied in accordance with clause 4 (Conditions to Utilisation) which shall be no later than 30 June 2019.

Code means the US Internal Revenue Code of 1986, as amended.

Commercial Manager means GasLog or another manager appointed as the commercial manager of the Ship by the Borrower in accordance with clause 20.3 (Manager).

Commitment means:

(a)                       in relation to an Original Lender, the amount set opposite under its name opposite the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                       in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 2 to the Guarantee executed by GasLog, or upon or after a Drop Down the Guarantee executed by GLOP, or otherwise approved.

Confidential Information means all information relating to an Obligor, the Group, the Finance Documents, the Charter Documents or any other charter commitments (to the extent such information relating to such other charter commitments is confidential as a matter of law or contract) for the Ship or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)                        any Group Member or any of its advisers; or

(b)                        another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)                           is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 41 (Confidentiality); or

(ii)                        is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or

(iii)                     is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Constitutional Documents means, in respect of an Obligor or a Manager, such Obligor’s or Manager’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor or a Manager delivered pursuant to Schedule 3 (Conditions precedent).

Contract Price means, the price of the Ship payable under the Building Contract, ignoring for the purposes of this calculation any reduction to the price payable under the Building Contract in respect of liquidated damages for delay.

Cool Pool Arrangements has the meaning given to such term in clause 20.9 (Sharing of Earnings).

CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)                       purchases by way of assignment or transfer;

(b)                       enters into any sub-participation in respect of; or

(c)                        enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Debt Service Reserve Account means the Account designated as such in clause 25.2 (Debt Service Reserve Account).

Deed of Covenant means a first deed of covenant (including a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation) in respect of the Ship by the Borrower in favour of the Security Agent in the agreed form.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)                       which has failed to make its participation in the Loan available or has notified the Agent that it will not make its participation in the Loan available by the Utilisation Date of the Loan in accordance with clause 5.5 (Lenders’ participation);

(b)                       which has otherwise rescinded or repudiated a Finance Document; or

(c)                        with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                           its failure to pay is caused by:

(A)                     administrative or technical error; or

(B)                     a Payment Disruption Event; and,

payment is made within three (3) Business Days of its due date; or

(ii)                        the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed in writing by the Security Agent under the terms of any Finance Document.

Delivery means the delivery and acceptance of the Ship by the Borrower under the Building Contract.

Delivery Date means the date on which Delivery occurs.

Delivery Instalment means the instalment of the Contract Price for the Ship falling due on its Delivery.

Delivery Price means the actual cost of purchase, acquisition and delivery of the Ship by the Borrower under the Building Contract, an estimate of which is set out in Schedule 2 (Ship information).

Disposal Repayment Date means, in relation to:

(a)                       a Total Loss of the Ship, the applicable Total Loss Repayment Date; or

(b)                       a sale of the Ship by the Borrower, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price (and upon or immediately prior to such completion).

Drop Down means a transfer of shares in the Borrower to GasLog Holdings or GLOP directly or indirectly, in accordance with the provisions of clause 19.6 (Drop Down; Reverse Drop Down).

Earnings means, in relation to the Ship and a person, all money at any time payable to that person for or in relation to the use or operation of the Ship including (without limitation) freight, hire and passage moneys, money payable to that person for the provision of services by or from the Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment and contributions of any nature whatsoever in respect of general average.

Earnings Account means the interest bearing dollar accounts of the Borrower with the Account Bank designated as an Earnings Account under clause 25 (Bank accounts).

Eligible Charter Agreement means an agreement or commitment to charter the Ship which:

(a)                        is with a charterer that is:

(i)                           a subsidiary of any of Endesa, Trafigura, Gunvor, Vitol or Cheniere;

(ii)                        not a Non Acceptable Charterer with a credit rating of not less than BBB- or its equivalent by at least one of Standard and Poor’s, Moody’s or Fitch; or

(iii)                     otherwise approved by the Majority Lenders; and

(b)                        is on terms as to payment or amount of hire which are not materially less beneficial to the Borrower than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type or period; and

(c)                         is not subject to early termination for convenience;

(d)                        provides for a fixed charter tenor of no less than 24 months without taking into account any option to extend or will expire at a date on or after the Final Repayment Date; and

(e)                         is not a bareboat or demise charter or other charter commitment which passes possession and operational control of the Ship to another person except where operational control is passed to the Ship’s Technical Manager, or is otherwise acceptable in form and substance in all respects to the Majority Lenders in their absolute discretion.

Environmental Claims means:

(a)                       enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)                       any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)                       any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)                       any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 27 (Events of Default).

Facility means the term loan facility made available by the Lenders under this Agreement as described in clause 2 (The Facility), in a single tranche in respect of the Ship.

Facility Office means:

(a)                       in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; and

(b)                       in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been irrevocably and unconditionally paid and discharged in full.

Fair Market Value means the value of the Ship determined on the basis of the most recent valuations obtained in accordance with clause 23 (Minimum security value).

FATCA means:

(a)                       sections 1471 to 1474 of the Code or any associated regulations;

(b)                       any treaty, law or a regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                        any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)                        in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)                        in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within  paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means any letters entered into between (a) any Finance Parties and (b) any Obligors by reference to this Agreement in relation to any fees payable to any Finance Parties and Fee Letter means any one of them.

Final Repayment Date means, subject to clause 33.7 (Business Days), the earlier of:

(a)                       the date falling 84 months after the Closing Date; and

(b)                       30 June 2026.

Finance Documents means this Agreement, any Fee Letter, any Quiet Enjoyment Agreement in relation to the Ship, the Security Documents, any Transfer Certificate and any other document designated as such by the Agent and the Borrower.

Finance Party means the Agent, the Security Agent, any Arranger or a Lender.

Financial Covenant means any of the undertakings relating to the financial condition of an Obligor contained in clause 5 (Financial Covenants) of the Guarantee given by GasLog or (upon or after Drop Down) clause 5 (Financial Covenants) of the Guarantee issued by GLOP.

Financial Indebtedness means any indebtedness for or in respect of:

(a)                       moneys borrowed and debit balances at banks or other financial institutions;

(b)                       any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)                        any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                       the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                        receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)                         any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)                        any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)                       any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)                           any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)                          the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

First Repayment Date means the date falling three (3) months after the Utilisation Date.

Flag State means, in relation to the Ship, the country specified in Schedule 2 (Ship information), or another Approved Flag State (provided that the provisions of clause 20.1(b) (Ship’s name and registration) are complied with) or such other state or territory as may be approved by all the Lenders (acting reasonably), at the request of the Borrower, as being the Flag State of the Ship for the purposes of the Finance Documents.

Fleet Vessel means the Ship and any other vessel directly or indirectly owned, wholly or partly, by any Group Member.

Funding Rate means any individual rate notified by the Lender to the Borrower pursuant to paragraph (a)(ii) of clause 10.3 (Cost of funds).

GAAP means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

GasLog the company described as such in Schedule 1 (The original parties).

GasLog and GasLog Carriers Guarantee means the guarantee(s) in the agreed form given by GasLog and GasLog Carriers for the benefit of the Lenders.

GasLog Carriers the company described as such in Schedule 1 (The original parties).

GasLog Holdings means GasLog Partners Holdings LLC, a limited liability company incorporated in the Marshall Islands (with registration number 962930) having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

General Assignment means, in relation to the Ship in respect of which the mortgage is not an account current form, a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation by the Borrower in favour of the Security Agent and/or any of the other Finance Parties in the agreed form.

GLOP means GasLog Partners LP, a master limited partnership formed under the laws of the Marshall Islands (with registration number 950063) and listed with an Approved Exchange having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

GLOP and GasLog Holdings Guarantee means the guarantee(s) in the agreed form to be given by GLOP and GasLog Holdings for the benefit of the Lenders upon a Drop Down.

GP LLC means GasLog Partners GP LLC of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

Group means at any time, the relevant Guarantors at that time and each of the applicable Guarantors’ Subsidiaries for the time being save that:

(a)                       for the purposes of clause 18.1 (Financial Statements) in relation to GasLog or clause 5 (Financial Covenants) of the GasLog and GasLog Carriers Guarantee, it means GasLog and any other entity required to be treated as a Subsidiary of GasLog in the relevant person’s consolidated accounts in accordance with GAAP and/or any applicable law; and

(b)                       for the purposes of clause 18.1 (Financial Statements) in relation to GLOP or clause 5 (Financial Covenants) of the GLOP and GasLog Holdings Guarantee), it means GLOP and any other entity required to be treated as a Subsidiary of GLOP in the relevant person’s consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the relevant Group.

Guarantees means:

(a)                       prior to Drop Down, the GasLog and GasLog Carriers Guarantee; or

(b)                       upon or after Drop Down, the GLOP and GasLog Holdings Guarantee,

and Guarantee means any of them.

Guarantors means:

(a)                       prior to Drop Down, GasLog and GasLog Carriers; or

(b)                       upon or after Drop Down, GLOP and GasLog Holdings,

and Guarantor means any of them.

Holding Company means, in relation to a company or corporation or other person, any other company or corporation or other person in respect of which it is a Subsidiary.

Impaired Agent means the Agent at any time when:

(a)                       it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)                       the Agent otherwise rescinds or repudiates a Finance Document;

(c)                        (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)                       an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)                           its failure to pay is caused by:

(A)                     administrative or technical error; or

(B)                     a Payment Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)                        the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to it in clause 13.1(b) (Increased costs).

Indemnified Person means:

(a)                       each Finance Party, each Receiver, any Delegate and any other attorney, agent or other person appointed by them under the Finance Documents;

(b)                       each Affiliate of each Finance Party, each Receiver and each Delegate; and

(c)                        any officers, directors, employees, representatives or agents of each Finance Party, each Receiver and each Delegate.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)                       is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)                       becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due (in each case as determined in accordance with the laws applicable to such Finance Party);

(c)                        makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)                       institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)                        has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)                           results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)                        is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)                         has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)                        has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)                       seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)                           has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)                          causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)                       takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means a notice of assignment in the form scheduled to the General Assignment or Deed of Covenant or in another approved form.

Insurances means, in relation to the Ship:

(a)                       all policies and contracts of insurance; and

(b)                       all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of the Borrower or the joint names of the Borrower and any other person in respect of or in connection with the Ship and/or the Borrower’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to the Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to the Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)                       the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of the Loan or the relevant Unpaid Sum; and

(b)                       the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period of the Loan or the relevant Unpaid Sum,

each as of 11:00 a.m. on the relevant Quotation Day.

Last Availability Date means in relation to the Facility the earlier of:

(a)                       the Delivery Date; and

(b)                       200 days after the Scheduled Delivery Date.

or such later date as may be approved by all the Lenders.

Legal Opinion means any legal opinion delivered to the Agent and the Security Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)                       the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)                       the time barring of claims under the Limitation Act 1980 and Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)                        similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)                       any other matters which are set out as qualifications or reservations as to matters of law of general application in a Legal Opinion.

Lender means:

(a)                       any Original Lender;

(b)                       any bank, financial institution, trust, fund or other entity which has become a Party as a lender in accordance with clause 28 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement, and Lenders mean all of them.

LIBOR means, in relation to the Loan or any part of it or any Unpaid Sum:

(a)                       the applicable Screen Rate as of 11:00 a.m. on the relevant Quotation Day for the currency of the Loan for a period equal in length to the Interest Period for the Loan or relevant part of it or Unpaid Sum; or

(b)                       as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, LIBOR shall be deemed to be zero.

Loan means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

Loss Payable Clauses means, in relation to the Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s General Assignment or (as the case may be) Deed of Covenant or in another approved form.

Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT) claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means the amount specified as such in Schedule 2 (Ship information) or the equivalent in any other currency.

Majority Lenders means:

(a)                       if the Loan is not then outstanding, the Lenders whose Commitments aggregate more than 66.66% of the Total Commitments; or

(b)                       at any other time, the Lenders whose participations in the Loan aggregate more than 66.66% of the aggregate Loan,

provided that if there are two or more Lenders, such majority shall consist of at least two Lenders.

Management Agreement means any management agreement of the Ship approved pursuant to clause 20.3 (Manager).

Manager means the Commercial Manager or the Technical Manager and Managers means both of them.

Manager’s Undertaking means an undertaking by any manager of the Ship to the Security Agent in the agreed form, including if required pursuant to clause 20.3 (Manager).

Margin means:

(a)                       at any time while the Ship is not being operated by a Charterer pursuant to an Eligible Charter Agreement:  2.25 % per annum; and

(b)                       at any other time: 2.15%.

Material Adverse Effect means a material adverse effect on:

(a)                        the business, operations, assets, condition (financial or otherwise) results of operation or liabilities of the Borrower and/or the Guarantors and/or the Group; or

(b)                        the ability of the Borrower and/or the Guarantors to perform their respective obligations under any of the Finance Documents; or

(c)                         the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, this Agreement or any of the Finance Documents or any of the rights or remedies of any Finance Party under this Agreement or any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is 120% of the Loan then outstanding.

Ministerial Decision means the joint decision (number 2214.5-7/3690/20-5-2019) of the competent ministers of the Hellenic Republic relating to the Ship, as the same may from time to time hereafter be supplemented and/or amended.

Mortgage means a first priority or (as the case may be) first preferred mortgage of the Ship in the agreed form by the Borrower in favour of the Security Agent and/or any of the other Finance Parties.

Mortgage Period means, in relation to the Ship, the period from the date the Mortgage is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

New Lender has the meaning given to that term in clause 28 (Changes to the Lenders).

Non-Acceptable Charterer means a charterer who (to the Borrower’s knowledge) is subject to a final, non-appealable order or judgment of a court of competent jurisdiction being the outcome of proceedings regarding sanctions, anti-bribery, anti-corruption, securities or environmental laws violations, to the extent such order or judgment would reasonably be expected to have a material adverse effect on the standing and reputation of such charterer.

Obligors means together the Borrower and the relevant Guarantors from time to time (and Obligor means any one of them), together with any Additional Obligor (if any).

Original Financial Statements means:

(a)                       the audited consolidated financial statements of GasLog for the financial year ended on 31 December 2018; and

(b)                       the unaudited consolidated financial statements of GasLog Carriers for the financial year ended on 31 December 2018, assuming that such statements are delivered to the Agent prior to the Utilisation Date and, if not, the unaudited consolidated financial statements of GasLog Carriers for the financial year ended on 31 December 2017.

Original Security Documents means:

(a)                       the Mortgage over the Ship;

(b)                       the Deed of Covenant in relation to the Ship in respect of which the Mortgage is in account current form;

(c)                        the General Assignment in relation to the Ship in respect of which the Mortgage is in preferred form;

(d)                       the Charter Assignment in relation to the Ship’s Charter Documents if applicable;

(e)                        the Account Security in relation to each Account;

(f)                         the Share Security in relation to the Borrower;

(g)                        the GasLog and GasLog Carriers Guarantee; and

(h)                       any Manager’s Undertaking in relation to the Ship, including if required under clause 20.3 (Manager).

Parent means the ultimate Holding Company of the Borrower, being:

(a)                        prior to Drop Down, GasLog; and

(b)                        after Drop Down, GLOP.

Participating Member State means any member state of the European Union that has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)                       a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)                       the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)                           from performing its payment obligations under the Finance Documents; or

(ii)                        from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Maritime Liens means, in relation to the Ship:

(a)                       unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount;

(b)                       any lien on the Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;

(c)                        any lien on the Ship for salvage; and

(d)                       liens for master’s disbursements incurred in the ordinary course of business and any other lien arising by operation of law in the ordinary course of the business, repair or maintenance of the Ship, each securing obligations not more than 30 days overdue.

Permitted Security Interests means, in relation to the Ship, any Security Interest over it which is:

(a)                       granted by the Finance Documents; or

(b)                       a Permitted Maritime Lien; or

(c)                        created in favour of a claimant or defendant in any proceedings or arbitration as security for costs and expenses while the Borrower is actively pursuing a claim or defending such proceedings or arbitration in good faith; or

(d)                       a Security Interest arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps; or

(e)                        approved by the Majority Lenders,

PROVIDED that in the case of (c) and (d) above the relevant liens (or any claim relating thereto) are, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), covered by insurance or, as the case may be, appropriate reserves have been made.

Prohibited Person has the meaning give to such term in clause 19.12(f) (Sanctions).

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Quiet Enjoyment Agreement means, in relation to the Ship, a letter by the Security Agent addressed to, and acknowledged by, the Borrower and Charterer of the Ship in the agreed form (including being subject to compliance with Sanctions laws), if such letter is required pursuant to a charter party.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two days on which banks are open for general business in London and Amsterdam (other than Saturday and Sunday) before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reformed Basel III means the measures set out in the document entitled “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Registry means, in relation to the Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the Borrower’s title to the Ship and the relevant Mortgage under the laws of its Flag State.

Relevant Jurisdiction means, in relation to an Obligor:

(a)                       its jurisdiction of incorporation;

(b)                       any jurisdiction where any Charged Property owned by it is situated;

(c)                        any jurisdiction where it conducts its business; and

(d)                       any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means:

(a)                       the First Repayment Date;

(a)                       each of the dates falling three monthly intervals thereafter up to but not including the Final Repayment Date; and

(b)                       the Final Repayment Date.

Repeating Representations means each of the representations and warranties set out in clauses 17.1 (Status) to 17.10 (Ranking and effectiveness of security), 17.16 (No breach of laws), 17.19 (Anti-corruption law), 17.20 (Security and Financial Indebtedness), 17.21 (Ownership of assets), 17.22 (Shares), 17.24 (No adverse consequences), 17.25 (Copies of documents), 17.27 (No immunity) and 17.31(a) and (b) (Money Laundering).

Requisition Compensation means any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of the Ship.

Reverse Drop Down means, if the Borrower is owned by GasLog Holdings or GLOP directly or indirectly, a transfer of shares in the Borrower in accordance with the provisions of clause 19.6 (Drop Down; Reverse Drop Down).

Sanctions has the meaning given to it in clause 19.12 (Sanctions).

Sanctions Authority has the meaning given to it in clause 19.12 (Sanctions).

Scheduled Delivery Date means the date described as such in Schedule 2 (Ship Information).

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Agent (acting on the instructions of the Majority Lenders) may specify another page or service displaying the relevant rate after consultation with the Borrower.

Security Agent includes any person as may be appointed as security agent and trustee for the other Finance Parties under this Agreement and the other Finance Documents.

Security Documents means:

(a)                       the Original Security Documents; and

(b)                       any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the value of the Ship to the extent it has not then become a Total Loss (or, if less, the maximum amount capable of being secured by the Mortgages over the Ship) and (b) the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 23 (Minimum security value), in each case as most recently determined in accordance with this Agreement (including under clause 23.4 (Valuations procedure).

Semi-Annual Financial Statements has the meaning given to it in clause 18.1 (Financial statements).

Share Security means, in relation to the Borrower, the document constituting a first Security Interest by its Holding Company in favour of the Security Agent and/or any of the other Finance Parties in the agreed form in respect of all of the shares in the Borrower.

Ship means the ship described in Schedule 2 (Ship information).

Ship Representations means each of the representations and warranties set out in clauses 17.28 (Ship status) and 17.29 (Ship’s employment).

Spill means any spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)                       directly or indirectly controlled by such person; or

(b)                       of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50%.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Technical Manager means (a) GasLog LNG Services Ltd. of Clarendon House, 2 Church Street, Hamilton HM11, Bermuda, (b) another manager which is a wholly owned subsidiary of GasLog or (c) another manager appointed as the technical manager of the Ship by the Borrower in accordance with clause 20.3 (Manager).

Total Commitments means the aggregate of the Commitments, being $130,000,000 as at the date of this Agreement.

Total Loss means, in relation to the Ship, its:

(a)                       actual, constructive, compromised, agreed or arranged total loss; or

(b)                       requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)                        condemnation, capture, seizure, arrest or detention for more than 30 days; or

(d)                       hijacking, piracy or theft for more than 60 days.

Total Loss Date means, in relation to the Total Loss of the Ship:

(a)                       in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)                       in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)                           the date notice of abandonment of the vessel is given to its insurers; or

(ii)                        if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)                     the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)                        in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened;

(d)                       in the case of condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened; and

(e)                        in the case of hijacking, piracy or theft, the date 60 days after the date upon which it happened.

Total Loss Repayment Date means, where the Ship has become a Total Loss, the earlier of:

(a)                       the date falling 180 days after its Total Loss Date; and

(b)                       the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transfer Certificate means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower or, at any time after the occurrence of an Event of Default, required by the Agent.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:

(a)                       the proposed Transfer Date specified in the Transfer Certificate; and

(b)                       the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)                       all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)                       any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)                        the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor and any Manager;

(d)                       all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor, any Manager or any other person; and

(e)                        all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Tax Obligor means:

(a)                       the Borrower if it is resident for tax purposes in the US; or

(b)                       an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means the making of the Loan under the Facility.

Utilisation Date means the date on which the Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)                       any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)                       any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2             Construction

(a)                        Unless a contrary indication appears, any reference in any of the Finance Documents to:

(i)                                    Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)                                 a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)                              words importing the plural shall include the singular and vice versa;

(iv)                             a time of day is to London time;

(v)                                any person includes its successors in title, permitted assignees or transferees;

(vi)                             the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)                          two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interests in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;

(viii)                       a document in agreed form means:

(A)           where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form; and

(B)           prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent (acting on the instructions of all the Lenders) and the Borrower, whether before or after the date of this Agreement, as the form in which that Finance Document is to be executed or another form approved at the request of the Borrower or, if not so agreed or approved, in the form reasonably required by the Agent;

(ix)                             approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as the Agent (acting on the instructions of the Majority Lenders) may impose) and approval and approve shall be construed accordingly;

(x)                                assets includes present and future properties, revenues and rights of every description;

(xi)                             an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(xii)                          charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xiii)                       control of an entity means:

(A)           the power (whether by way of ownership of shares, partnership interest or units or limited liability company interest or by proxy, contract, agency or otherwise, directly or indirectly) to:

(1)                       cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting (or equivalent) of that entity; or

(2)                       appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(3)                       give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(B)           the holding beneficially of more than 50% of the issued share capital, partnership interest or units or limited liability company interest of that entity, as the case may be, (excluding any part of that issued share capital, partnership interest or units or limited liability company interest that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, a Security Interest over share capital, partnership interest or units or limited liability company interest shall be disregarded in determining the beneficial ownership of such share capital, partnership interest or units or limited liability company interest);

and controlled shall be construed accordingly;

(xiv)                      the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xv)                         dollar, $ and USD mean the lawful currency of the United States of America;

(xvi)                      the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11:00 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(xvii)                   a government entity means any government, state or agency of a state;

(xviii)                a group of Lenders includes all the Lenders;

(xix)                      a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xx)                         indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xxi)                      month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)           if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(B)           if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month,

and the above rules in paragraphs (A) to (B) will only apply to the last month of any period;

(xxii)                   an obligation means any duty, obligation or liability of any kind;

(xxiii)                something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxiv)               pay, prepay or repay in clause 26 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxv)                  a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(xxvi)               a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and includes (without limitation) any Basel II Regulation or Basel III Regulation;

(xxvii)            right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxviii)         trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxix)               (i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xxx)                  a wholly-owned subsidiary has the meaning given to that term in section 1159 of the Companies Act 2006; and

(xxxi)               a provision of law is a reference to that provision as amended or re-enacted.

(b)                        The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)                         Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)                        Section, clause and Schedule headings are for ease of reference only.

(e)                         Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)                          A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived or remedied to the satisfaction of the Agent (acting on the instructions of all the Lenders).

(g)                         Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3             Third party rights

(a)                        Unless expressly provided to the contrary in a Finance Document for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)                        Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it.

(c)                         An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4             Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5             Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

2                       The Facility

2.1             The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2             Finance Parties’ rights and obligations

(a)                        The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                        The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)                         A Finance Party may, except as otherwise stated in the Finance Documents (including clauses 30.30 (All enforcement action through the Security Agent) and 31.2 (Finance Parties acting together)), separately enforce its rights under the Finance Documents.

3                       Purpose

3.1             Purpose

The Borrower shall apply all amounts borrowed under the Facility in accordance with and subject to clause 3.2 (Use).

3.2             Use

The Facility shall be made available to the Borrower for application by the Borrower towards (a) the post-delivery financing of the Ship and (b) its general corporate and working capital purposes.

3.3             Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                       Conditions of Utilisation

4.1             Initial conditions precedent

The Borrower may not execute this Agreement unless the Agent, or its duly authorised representative, has received all of the documents and the evidence listed in Part 1 of Schedule 3 (Conditions precedent to executing this Agreement) in form and substance satisfactory to the Agent.

4.2             Conditions precedent on delivery of Utilisation Request

The Borrowers may not deliver the Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 2 of Schedule 3 (Conditions precedent to Utilisation) in form and substance satisfactory to the Agent.

4.3             Conditions precedent on Delivery

The Commitment shall only become available for borrowing under this Agreement if the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 3 of Schedule 3 (Conditions precedent on Delivery) in form and substance satisfactory to the Agent.

4.4             Notice to Lenders

The Agent shall notify the Borrower and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.5             Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders.

5                       Utilisation

5.1             Delivery of Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three (3) Business Days before the proposed Utilisation Date.

5.2             Completion of Utilisation Request

(a)                        The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)                           the proposed Utilisation Date is a Business Day falling not later than the Last Availability Date;

(ii)                        the currency and amount of the Utilisation comply with this clause 5.2 and with clause 5.3 (Currency and amount);

(iii)                     the proposed Interest Period complies with clause 9 (Interest Periods); and

(iv)                    it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

(b)                        The Commitments may only be borrowed in a single amount in a single Utilisation.

5.3             Currency and amount

(a)                        The currency specified in the Utilisation Request must be dollars.

(b)                        The amount of a proposed Utilisation shall not exceed the lower of

(i)                           the Total Commitments;

(ii)                        the amount in dollars which is equal to 70% of the Contract Price; and;

(iii)                     the amount in dollars which is equal to 70% of the Fair Market Value of the Ship determined on the basis of the valuations provided pursuant to paragraph 9 of Part°3 of Schedule 3 (Conditions precedent).

5.4             Pre-placement of Loan

(a)                        Notwithstanding that the Borrower may not have yet satisfied all of the conditions precedent set out in Schedule 3(Conditions precedent), in order to facilitate compliance by the Borrower with the Building Contract, and provided that:

(i)                           the Borrower has submitted a Utilisation Request in respect of the Loan in accordance with this clause 5;

(ii)                        the Borrower has satisfied the conditions precedent set out in Part 1, Part 2 and paragraphs 1, 5, 7, 12 and 13(a) of Part 3 of Schedule 3 (Conditions precedent); and

(iii)                     in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) the Borrower is reasonably likely to satisfy all remaining and outstanding conditions precedent set out in Schedule 3 (Conditions precedent) within three (3) Business Days from the Utilisation Date and in any event on or before the Release (as defined below in clause 5.4(b)), the Lenders (following a decision made by the Majority Lenders, all acting reasonably) may, subject to the other terms and conditions of this clause 5.4 and the other provisions of this Agreement, make the Loan available on the date specified in the Utilisation Request, being the date on which the final instalment of the Contract Price is required to be deposited in accordance with the Building Contract with a bank required by the Builder pursuant to the Building Contract and at all times acceptable to the Majority Lenders (acting reasonably) (the Builder’s Bank).

(b)                        The Loan utilised pursuant to this clause 5.4 (or such part as shall be required to ensure that all payments required under the Building Contract are made) shall (subject to the other provisions of this Agreement) be remitted by the Agent to the Builder’s Bank as a cash deposit in the Agent’s name with the Builder’s Bank with its correspondent bank in New York, on condition that it will be held by the Builder’s Bank to the order of the Agent for release by the Agent to the Builder (the Release) and only subject to such irrevocable instructions addressed from the Agent to the Builder’s Bank as are acceptable to the Agent (Irrevocable Instructions).

(c)                         The Irrevocable Instructions shall in any event provide (inter alia) that the Loan shall be returned to the Agent within seven (7) Business Days if not released to the Builder or its order. The Finance Parties and the Obligors hereby agree that the Loan shall not be released to the Builder or to its order, and the Agent (and the authorised representatives of the Agent specified in the Irrevocable Instructions) shall not release or agree to release (whether by countersigning the “Protocol of Delivery and Acceptance” in respect of the Ship or otherwise) to the Builder or its order, unless and until:

(i)                           the “Protocol of Delivery and Acceptance” in respect of the Ship has been signed by the Builder and the Borrower; and

(ii)                        the Agent is satisfied that all the conditions precedent set out in Part 3 of Schedule 3 (Conditions precedent on Delivery), have been (or will be concurrently with the Release) satisfied in full or otherwise waived in accordance with the provisions of this Agreement.

(d)                        The Borrower hereby irrevocably and unconditionally undertakes that it shall not give any instructions to the Builder’s Bank in respect of the Loan that are inconsistent with any Irrevocable Instructions in respect of the Loan.

(e)                         The Borrower shall immediately prepay the Loan, together with interest thereon (calculated in accordance with clause 8.1 (Calculation of interest)), on the date on which the Builder’s Bank is required to return the moneys funded by the Loan to the Agent in accordance with the Irrevocable Instructions (and regardless of whether the Builder’s Bank has then carried out such instructions), provided that any moneys (including interest, if any) actually returned to the Agent from the Builder’s Bank shall be applied by the Agent in satisfaction of such prepayment obligation of the Borrower and in payment of any amounts payable by the Borrower under clause 7.9 (Restrictions) as a result of such prepayment.

(f)                          In case of application of this clause 5.4 in respect of the Loan, the Loan shall accrue interest in accordance with the terms of clause 8.1 (Calculation of interest) from the Utilisation Date.

(g)                         Any amount prepaid under clause 5.4(e) shall be, subject to the other terms of this Agreement, available to be redrawn by the Borrower where Delivery has been delayed, in again assisting the Borrower to satisfy its obligations under the Building Contract.

5.5             Lenders’ participation

(a)                        If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)                        The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)                         The Agent shall promptly notify each Lender of the amount of the Loan and the amount of its participation in the Loan.

(d)                        The Agent shall pay all amounts received by it in respect of the Loan (and its own participation in it, if any) to the Builder in accordance with the instructions contained in the Utilisation Request.

6                       Repayment

6.1             Repayment of Facility

The Borrower shall on each Repayment Date repay such part of the Loan as is required to be repaid on that Repayment Date by clause 6.2 (Scheduled Repayment of Facility).

6.2             Scheduled repayment of Facility

(a)                        To the extent not previously reduced or prepaid, the Loan shall be repaid by instalments on each Repayment Date in the amounts as specified in the repayment schedule set out in Schedule 6 (Repayment Schedule).

(b)                        On the Final Repayment Date (without prejudice to any other provision of this Agreement), the Loan shall, to the extent not previously reduced be repaid in full together with all outstanding amounts under this Agreement and all other Finance Documents.

7                       Illegality, prepayment and cancellation

7.1             Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for any Lender to fund or maintain its participation in the Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)                        that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                        upon the Agent notifying the Borrower, the Commitments of that Lender will be immediately cancelled and the Total Commitments shall be reduced accordingly and the remaining Commitments shall be reduced rateably; and

(c)                         the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2             Change of Control; delisting

(a)                        If there is a Change of Control, the Borrower shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control occurring.

(b)                        Upon becoming notified by any Party of a Change of Control, the Agent shall, if instructed by the Majority Lenders, by notice to the Borrower, cancel the Total Commitments immediately and declare the Loan to be payable within ten (10) Business Days from the date of such notice. Upon such notice being given, the Total Commitments shall be forthwith cancelled and the Borrower shall, within such ten (10) Business Day period, prepay the Loan in full together with all other amounts owing under this Agreement or any of the other Finance Documents.

(c)                         If GasLog ceases to be listed on an Approved Exchange for any reason, without the prior consent of the Majority Lenders, other than as a result of a voluntary decision to delist taken by GasLog the Borrower shall notify the Agent of the same upon its occurrence, and the Agent, upon being notified shall, if instructed by the Majority Lenders, cancel the Total Commitments immediately and declare the Loan to be payable within ten (10) Business Days from the date of such notice. Upon such notice being given, the Total Commitments shall be immediately cancelled and the Borrower shall, within such ten (10) Business Day period, prepay the Loan in full together with all other amounts owing under this Agreement or any of the other Finance Documents.

7.3             Voluntary cancellation

The Borrower may, if they give the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $5,000,000 and a multiple of $1,000,000) of the Facility which is undrawn at the proposed date of cancellation, such cancellation being applied to reduce the relevant Commitments of the Lenders on a pro rata basis.

7.4             Voluntary prepayment

The Borrower may, if they give the Agent not less than five (5) Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of the Loan (but if in part, being a minimum amount of $5,000,000 and a multiple of $1,000,000), on the last day of an Interest Period in respect of the amount to be prepaid (or any other date subject to payment of any Break Costs).

7.5             Right of replacement or cancellation and prepayment in relation to a single Lender/Right of cancellation in relation to a Defaulting Lender

(a)                        If:

(i)                           any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up); or

(ii)                        any Lender claims indemnification from the Borrower under clause 12.3 (Tax indemnity) or clause 13.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and their intention to procure the repayment of that Lender’s participation in the Loan or give the Agent notice of their intention to replace that Lender in accordance with clause 7.5(d).

(b)                        On receipt of a notice referred to in clause 7.5(a) above, the Commitments of that Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with clause 7.5(d)) the Total Commitments shall be reduced accordingly. The Agent shall as soon as practicable after receipt of a notice referred to in clause 7.5(a) above, notify all the Lenders.

(c)                         On the last day of each Interest Period which ends after the Borrower have given notice under clause 7.5(a) above in relation to a Lender (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

(d)                        The Borrower may, in the circumstances set out in clause 7.5(a), on 15 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrower which confirms its willingness to assume and does assume all the obligations of the assigning Lender in accordance with clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment equal to the aggregate of:

(i)                           the outstanding principal amount of such Lender’s participation in the Loan;

(ii)                        all accrued interest owing to such Lender to the extent that the Agent has not given a notification under clause 28.8 (Pro rata interest settlement);

(iii)                     the Break Costs which would have been payable to such Lender pursuant to clause 10.5 (Break Costs) had the Borrower prepaid in full that Lender’s participation in the Loan on the date of the assignment; and

(iv)                    all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

(e)                         The replacement of a Lender pursuant to clause 7.5(d) shall be subject to the following conditions:

(i)                           the Borrower shall have no right to replace the Agent;

(ii)                        neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)                     in no event shall the Lender replaced under clause 7.5(d) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)                    the Lender shall only be obliged to assign its rights pursuant to clause 7.5(d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

(f)                          A Lender shall perform the checks described in clause 7.5(e)(iv) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.5(d) above and shall notify the Agent and the Borrower when it is satisfied that it has complied with those checks.

(g)                         If any Lender becomes a Defaulting Lender, the Borrower may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of the undrawn Commitments of that Lender.

(h)                        On the notice referred to in clause 7.5(g) above becoming effective, the undrawn Commitments of the Defaulting Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with 39.5 (Replacement of a Defaulting Lender)) the remaining undrawn Ship Commitments shall each be reduced rateably and the Total Commitments shall be reduced accordingly, and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.6             Sale or Total Loss

On the Disposal Repayment Date or upon the cancellation in full of the Commitments pursuant to clause 7.3 (Voluntary cancellation):

(a)                        the Borrower shall prepay the Loan in full; and

(b)                        any outstanding Commitments shall be reduced to zero.

7.7             Mandatory pre-delivery cancellation

If prior to Delivery:

(a)                        the Building Contract is for any reason and by any method cancelled, terminated or rescinded; or

(b)                        a competent court or arbitration panel decides that the Building Contract has been validly cancelled, terminated or rescinded; or

(c)                         (if applicable) any Building Contract Document other than the Building Contract is repudiated, cancelled, rescinded or otherwise terminated or is not or ceases to be legal, valid, binding and enforceable obligations of a guarantor or it is or becomes unlawful for any guarantor to perform its obligations under it, then, the Agent may, and shall if so directed by the Lenders, by notice to the Borrowers with effect from the date five (5) Business Days after the giving of such notice (or such later date as may be approved in advance by the Majority Lenders) cancel the Commitments.

7.8             Automatic cancellation

Any part of the Total Commitments relating to the Facility which has not become available by, or which is undrawn on, the Last Availability Date shall be automatically cancelled at close of business in London on the Last Availability Date.

7.9             Restrictions

(a)                        Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and, in the case of a cancellation or prepayment under clause 7.3 (Voluntary cancellation) or clause 7.4 (Voluntary prepayment), the Loan or Commitment to be cancelled or prepaid (as the case may be).

(b)                        Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                         The Borrower may not reborrow any part of the Facility which is repaid or prepaid.

(d)                        The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                         No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                          If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)                         If the Total Commitments are partially reduced under this Agreement (other than under clause 7.1 (Illegality) and clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender/Right of cancellation in relation to a Defaulting Lender)), the Commitments of all the Lenders under the Facility shall be reduced pro rata (except where otherwise expressly specified in this Agreement).

(h)                        In all cases where the Total Commitments are partially reduced under this Agreement (other than in relation to a cancellation of all of the Commitment under clause 7.6 (Sale or Total Loss) or where the Borrower has so selected under clause 7.3 (Voluntary cancellation) or clause 7.4 (Voluntary prepayment), or except where otherwise expressly specified in this Agreement), the remaining Commitments shall be reduced pro rata.

(i)                            If the Loan is partially prepaid under this Agreement (other than under clause 7.1 (Illegality) and clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender / right of cancellation in relation to a Defaulting Lender)), the amount prepaid shall reduce the participation of all the Lenders in the Loan rateably (except where otherwise expressly specified in this Agreement).

(j)                           Any prepayment of the Loan for the account of all the Lenders shall be applied pro rata to each Lender’s participation in the Loan (other than a prepayment under clause 7.6 (Sale or Total Loss) or where the Borrower has so selected under clause 7.4 (Voluntary prepayment)).

(k)                        If at any time the Borrower prepays the Loan in full and/or the Total Commitments are reduced to zero and, in either case, the Borrower has paid all amounts payable and owing under this Agreement and the other Finance Documents at the time of such prepayment or reduction, the Lenders shall consent to the discharge of all Security Interests created or intended to be created pursuant to the Security Documents and to the release of the Borrower under the Finance Documents and the relevant Guarantors under the applicable Guarantees pursuant to deeds of release in agreed form executed at the request, cost and expense of the Borrower.

7.10      Mandatory prepayment and cancellation following non-compliance with Sanctions

If the Borrower or any Obligor is at any time not in compliance with the provisions of clause 19.12 (Sanctions) or at any time when a representation made or repeated under clause 17.32 (Sanctions) is not true, correct or accurate, then, without prejudice to any other rights of the Finance Parties under this Agreement and the other Finance Documents:

(a)                        the Commitment of each Lender will be immediately cancelled; and

(b)                        the Borrower shall repay each Lender’s participation in the Loan on the earlier of (i) the date falling ten (10) Business Days after the Agent notifies the Borrower of such non-compliance and (ii) the date falling ten (10) Business Days after the Borrower becomes aware of such non-compliance and (iii) the last day of the Interest Period falling after the said non-compliance has occurred.

8                       Interest

8.1             Calculation of interest

The rate of interest on the Loan for its Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                        Margin; and

(b)                        LIBOR.

8.2             Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period for the Loan (and, if an Interest Period is longer than three months, on the dates falling at three monthly intervals after the first day of that Interest Period).

8.3             Default interest

(a)                        If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3(b) below, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligors on demand by the Agent.

(b)                        If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period or the relevant part of it:

(i)                           the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period; and

(ii)                        the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)                         Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4             Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9                       Interest Periods

9.1             Interest Periods

(a)                        The relevant Interest Period for the Loan will be three months or any other period as agreed between the Borrower and the Lenders.

(b)                        The first Interest Period for the Loan shall start on the Utilisation Date and each subsequent Interest Period shall start on the last day of its preceding Interest Period.

(c)                         No Interest Period shall extend beyond the Final Repayment Date.

9.2             Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10                Changes to the calculation of interest

10.1      Unavailability of Screen Rate

(a)                        If no Screen Rate is available for LIBOR for an Interest Period, LIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)                        If no Screen Rate is available for LIBOR for:

(i)                           dollars; or

(ii)                        the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,

(iii)                     there shall be no LIBOR for that Interest Period and clause 10.3 (Cost of funds) shall apply for that Interest Period.

10.2      Market disruption

If before close of business in London on the Quotation Day for an Interest Period the Agent receives notifications from a Lender or Lenders (whose aggregate participations in the Loan exceed 50 per cent of the Loan) that the cost to it of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select would be in excess of LIBOR then clause 10.3 (Cost of funds) shall apply to the Loan or relevant part of it for the relevant Interest Period.

10.3      Cost of funds

(a)                        If this clause 10.3 applies, the rate of interest on each Lender’s share of the Loan or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)                           the applicable Margin; and

(ii)                        the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling ten (10) Business Days after the Quotation Day (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in the Loan or relevant part of it from whatever source it may reasonably select.

(b)                        If this clause 10.3 applies and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest. If a substitute basis for determining the rate of interest is not agreed, paragraph (a) shall apply.

(c)                         Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

(d)                        If this clause 10.3 applies pursuant to clause 10.2 (Market disruption) and:

(i)                           a Lender’s Funding Rate is less than LIBOR; or

(ii)                        a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

10.4      Notification to Parent

If clause 10.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Parent.

10.5      Break Costs

(a)                        The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower (or, if relevant, any Group Member) on a day other than the last day of an Interest Period for the Loan or Unpaid Sum or relevant part of it.

(b)                        Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11                Fees

11.1      Commitment fee

(a)                        The Borrower shall pay to the Agent (on behalf of the Lenders) a fee in dollars computed at the rate of 40 per cent. of the Margin applicable at the relevant time on the undrawn and uncancelled portion of that Lender’s Commitments under the Facility, calculated on a daily basis from the Closing Date.

(b)                        The Borrower shall pay the accrued commitment fee referred to in paragraph (a) above in respect of the Facility quarterly in arrears from the Closing Date and, on the Last Availability Date in respect of the Facility and, if cancelled, on the cancelled amount of the relevant Lender’s Commitments under the Facility at the time the cancellation is effective.

(c)                         No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitments of that Lender for any day on which that Lender is a Defaulting Lender.

11.2      Other fees

The Borrower shall pay any other fees set out in a Fee Letter in the amount and at the times agreed in the applicable Fee Letter.

12                Tax gross-up and indemnities

12.1      Definitions

(a)                        In this Agreement:

Protected Party means a Finance Party or, in relation to clause 14.4 (Indemnity concerning security) and clause 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up), a payment under clause 12.3 (Tax indemnity).

(b)                        Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

12.2      Tax gross-up

(a)                        Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                        The Borrower shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower and that Obligor.

(c)                         If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                        If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)                         Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3      Tax indemnity

(a)                        Each Obligor shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                        Clause 12.3(a) above shall not apply:

(i)                           with respect to any Tax assessed on a Finance Party:

(A)                     under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                     under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                        to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up), clause 12.7 (Stamp taxes) or clause 12.8 (Value added tax);

(iii)                     to the extent a loss, liability or cost is compensated for by a payment under clause 12.4 (Indemnities on after Tax basis); or

(iv)                    to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)                         A Protected Party making, or intending to make a claim under clause 12.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower and the Guarantors.

(d)                        A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.4      Indemnities on after Tax basis

(a)                        If and to the extent that any sum payable to any Protected Party by the Borrower under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrower shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)                        If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrower to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrower shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.5      FATCA Information

(a)                        Subject to clause 12.5(c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)                           confirm to that other Party whether it is:

(A)                     a FATCA Exempt Party; or

(B)                     not a FATCA Exempt Party;

(ii)                        supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)                     supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)                        If a Party confirms to another Party pursuant to clause 12.5(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)                         Clause 12.5(a) above shall not oblige any Finance Party to do anything, and clause 12.5(a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)                           any law or regulation;

(ii)                        any fiduciary duty; or

(iii)                     any duty of confidentiality.

(d)                        If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.5(a)(i) or clause 12.5(a)(ii) above (including, for the avoidance of doubt, where clause 12.5(c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)                         If the Borrower is a US Tax Obligor, or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)                           where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)                        where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(iii)                     the date a new US Tax Obligor accedes as the Borrower; or

(iv)                    where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)                     a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

(B)                     any withholding statement and other documentation, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)                          The Agent shall provide any withholding certificate, withholding statement, documentation, authorisation or waiver it receives from a Lender pursuant to this paragraph (e) to the Borrower.

(g)                         If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)                        The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraphs (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

12.6      FATCA Deduction

(a)                        Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)                        Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent and the Agent shall notify the other Finance Parties.

12.7      Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document provided that this clause 12.7 shall not apply in respect of any such stamp duty or Tax which is payable in respect of an assignment or transfer by a Finance Party of any of its rights and/or obligations under any Finance Document, except as such assignment or transfer is required by the terms of the Finance Documents, in terms of which this clause 12.7 shall apply in any event.

12.8      Value added tax

(a)                        All amounts set out, or expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.8(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(b)                        If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)                           (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (a) applies) promptly pay to the Subject

Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)                        (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)                         Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

(d)                        Any reference in this clause 12.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)                         In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.9      Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)                        a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)                        that Finance Party has obtained and utilised that Tax Credit in whole or in part,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13                Increased Costs

13.1      Increased Costs

(a)                        Subject to clause 13.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)                           arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)                        is a Basel III Increased Cost and is generally ascribed to borrowers as a matter of market practice.

(b)                        In this Agreement Increased Costs means:

(i)                           a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                        an additional or increased cost; or

(iii)                     a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

13.2      Increased Cost claims

(a)                        A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)                        Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Increased Costs.

13.3      Exceptions

(a)                        Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)                           attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)                        compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) applied);

(iii)                     attributable to a FATCA Deduction required to be made by a Party; or

(iv)                    attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(b)                        In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14                Other indemnities

14.1      Currency indemnity

(a)                        If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)                           making or filing a claim or proof against that Obligor; and/or

(ii)                        obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                        Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2      Other indemnities

(a)                        The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party (as the case may be) as a result of:

(i)                           the occurrence of any Event of Default;

(ii)                        a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 32 (Sharing among the Finance Parties);

(iii)                     funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)                    the Loan (or part thereof) not being prepaid in accordance with a notice of prepayment given by the Borrower.

(b)                        The Borrower shall (or shall procure that another Obligor will), within three (3) Business Days of demand by an Indemnified Person, indemnify each Indemnified Person against any and all Losses, joint or several that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with or relating to any claim investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to this Agreement (or the transactions contemplated hereby) or any use made or proposed to be made with the proceeds of any Facility (including an Environmental Claim made or asserted against such Indemnified Person if such Environmental Claim would not have been, or been capable of being, made or asserted against such Indemnified Person if the Finance Parties had not entered into any of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents). This indemnity shall apply whether or not such claims, investigation, litigation or proceedings is brought by any Obligor, any other Group Member, any of their member(s) or (as the case may be) shareholders, their Affiliates, or creditors, or an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto, except to the extent such Losses are found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or wilful default. Each Indemnified Person may enforce and enjoy the benefit of this clause 14.2 under the Third Parties Act.

14.3      Indemnity to the Agent and Security Agent

The Borrower shall promptly indemnify the Agent and Security Agent against:

(a)                        any and all Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(i)                           without prejudice to clause 30.7(b)(i) as extended to the Security Agent by clause 30.21 (Application of certain clauses to Security Agent), investigating any event which it reasonably believes is a Default;

(ii)                        acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)                     instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)                    any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to enforce any Security Interest thereunder or to remedy any breach of any Obligor’s obligations under the Finance Documents; and

(b)                        any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful default) (or, in the case of any cost, loss or liability pursuant to clause 33.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents).

14.4      Indemnity concerning security

(a)                        The Borrower shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(i)                           any failure by the Borrower to comply with clause 16 (Costs and expenses);

(ii)                        acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)                     the taking, holding, protection or enforcement of the Security Documents;

(iv)                    the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful default;

(v)                       any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful default of that Indemnified Person); or

(vi)                    any breach by any Obligor of the Finance Documents.

(b)                        The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

14.5      Continuation of indemnities

The indemnities by the Borrower in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or the Borrower of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by the Agent or the Borrower of this Agreement.

14.6      Third Parties Act

Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.7      Interest

Moneys becoming due by the Borrower to any Indemnified Person under the indemnities contained in this clause 14 or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrower to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.3 (Default interest).

14.8      Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful default. Any Indemnified Person may rely on this clause 14.8 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.9      Email indemnity

The Borrower shall indemnify each Finance Party against any and all Losses together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any email communication purporting to originate from the Borrower to the Agent or the Security Agent being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful default of the relevant Finance Party or the Agent or the Security Agent).

14.10 Waiver

In no event shall any of the Finance Parties be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Obligors hereby waive, release and agree (for and on behalf of themselves and on behalf of the other Group Members and their respective Affiliates and shareholders) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favour.

15                        Mitigation by the Lenders

15.1      Mitigation

(a)                        Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities), clause 13 (Increased Costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)                        Clause 15.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2      Limitation of liability

(a)                        The Borrower shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)                        A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16                        Costs and expenses

16.1      Transaction expenses

The Borrower shall promptly within five (5) Business Days of demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)                        this Agreement, any other documents referred to in this Agreement and the Original Security Documents;

(b)                        any other Finance Documents executed or proposed to be executed after the date of this Agreement including any document executed to provide additional security under clause 23 (Minimum security value); or

(c)                         any Security Interest expressed or intended to be granted by a Finance Document,

whether or not the transactions contemplated under the Finance Documents are consummated.

16.2      Amendment costs

If:

(a)                        an Obligor requests an amendment, waiver or consent; or

(b)                        an amendment is required pursuant to clause 33.10 (Change of currency),

the Borrower shall, within five (5) Business Days of demand by the Agent, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and (subject to clause 22.17 (Independent report) insurance and other consultants and advisers) reasonably incurred by the Agent or the Security Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement. The Parties agree that if at any time the Agent and the Security Agent shall be a different person, the Security Agent will be entitled to issue demands to, and require reimbursement of, such costs and expenses referred to in this clause 16.2 from the Borrower under this clause, provided reimbursement of such costs has not already been demanded by, and paid by the Borrower to, the Agent.

16.3              Valuations and inspection costs

The Borrower shall, on demand by a Finance Party, pay to each Finance Party (through the Agent, except where a payment is to be made to the Security Agent, in which case such payment shall be made directly to the Security Agent), the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) reasonably incurred by that Finance Party in connection with:

(a)                        any valuation carried out under clause 23 (Minimum security value) at the times provided in such clauses that the relevant costs must be borne by the Borrower; or

(b)                        any inspection carried out under clause 21.8 (Inspection and notice of drydockings) or any survey carried out under clause 21.16 (Survey report).

16.4              Enforcement and preservation costs

The Borrower shall, on demand by a Finance Party, pay to each Finance Party (through the Agent, except where a payment is to be made to the Security Agent, in which case such payment shall be made directly to the Security Agent), the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights.

17                        Representations

Each Obligor makes and repeats the representations and warranties set out in this clause 17 to each Finance Party at the times specified in clause 17.33 (Times when representations are made).

17.1              Status

(a)                        Each Obligor and each Manager is duly incorporated and validly existing or established under the laws of the jurisdiction of its incorporation or establishment as a limited liability company or corporation or limited partnership (as the case may be) and has no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated (save as notified to the Agent) and is in compliance with its Constitutional Documents.

(b)                        Each Obligor and each Manager has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

17.2              Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document and any Charter Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

17.3              Power and authority

(a)                        Each Obligor has, or will have when entered into by it, power to enter into, perform and deliver and comply with its obligations under, and has taken, or will take when entered into by it, all necessary action to authorise its entry into, each Finance Document and any Charter Document to which it is, or is to be a party and each of the transactions contemplated by those documents.

(b)                        No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document and any Charter Document to which such Obligor is, or is to be, a party.

17.4              Non-conflict

The entry into and performance by each Obligor and any Manager of, and the transactions contemplated by the Finance Documents and the Charter Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)                        any law or regulation applicable to any Obligor or any Manager;

(b)                        the Constitutional Documents of any Obligor or any Manager; or

(c)                         any agreement or other instrument binding upon any Obligor or any Manager or its assets,

or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any such Obligor’s or such Manager’s assets, rights or revenues.

17.5              Validity and admissibility in evidence

(a)                        All authorisations required:

(i)                           to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document to which it is a party;

(ii)                        to make each Finance Document and any Charter Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(iii)                     to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected or (as the case may be) will be obtained or effected when entered into, and are, or (as the case may be) will be when entered into, in full force and effect except any authorisation or filing referred to in clause 17.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

(b)                        All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each Manager have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

17.6              Governing law and enforcement

(a)                        Subject to any relevant Legal Reservations, the choice of English law or any other applicable law as the governing law of any Finance Document and any Charter Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

(b)                        Subject to any relevant Legal Reservations, any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

17.7              Information

(a)                        Any Information is true and accurate in all material respects at the time it was given or made.

(b)                        There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(c)                         The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(d)                        All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based were believed to be fair by the person who provided that Information as at the date it was given or made.

(e)                         For the purposes of this clause 17.7, Information means: any material, factual information provided by or on behalf of any Obligor in writing to any of the Finance

Parties in connection with the Finance Documents or the Charter Documents or the transactions referred to in them (including that contained in any information memorandum).

17.8              Original Financial Statements

(a)                        The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)                        The Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors and the Group (consolidated in the case of the Group and the Guarantors) during the relevant financial year.

(c)                         There has been no change in the assets, business or financial condition or operations of any of the Obligors or the Group taken as a whole since the date of the latest Financial Statements delivered under this Agreement to the Finance Parties which has had or might reasonably be expected to have a Material Adverse Effect.

17.9              Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.10       Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Security Agent and the Agent under clause 4 (Conditions of Utilisation), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

17.11       No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 27.9 (Insolvency proceedings) or creditors’ process described in clause 27.10 (Creditors’ process) has been taken or, to the knowledge of any Obligor or any Manager threatened in relation to an Obligor or a Manager or a Subsidiary of an Obligor or a Manager and none of the circumstances described in clause 27.8 (Insolvency) applies to an Obligor or a Manager or a Subsidiary of an Obligor or a Manager.

17.12       No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document or any Charter Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or any Charter Document or the transactions contemplated by the Finance Documents or the Charter Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document or any Charter Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document or Charter Document.

17.13       Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any, Charter Document.

17.14       No Default

(a)                        No Default is continuing or is reasonably likely expected to result from the making of the Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document.

(b)                        No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any Manager or to which any Obligor’s or any Manager’s assets are subject, which have had or might reasonably be expected to have a Material Adverse Effect.

(c)                         No other events, conditions, facts or circumstances exist or have arisen or occurred since 31 December 2018, which have had or might reasonably be expected to have a Material Adverse Effect.

17.15       No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (including, without limitation, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor’s or Manager’s knowledge and belief) been started or threatened against any Obligor or any Manager or any Subsidiary of an Obligor.

17.16       No breach of laws

(a)                        No Obligor or Manager or Subsidiary or an Obligor or a Manager has breached any law or regulation, which breach might reasonably be expected to have a Material Adverse Effect.

(b)                        No labour dispute is current or, to the best of any Obligor’s or any Manager’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or any Manager or any Subsidiary of an Obligor, which might reasonably be expected to have a Material Adverse Effect.

17.17       Environmental matters

(a)                        No Environmental Law applicable to any Fleet Vessel and/or any Obligor or any Manager or any Subsidiary of an Obligor has been violated in a manner or circumstances which might reasonably be expected to have, a Material Adverse Effect.

(b)                        All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

(c)                         No Environmental Claim has been made or is pending against any Obligor or any Manager or any Subsidiary of an Obligor or any Fleet Vessel where that claim might reasonably be expected to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

17.18       Tax compliance

(a)                        No Obligor or Manager or any Subsidiary of an Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.

(b)                        No claims or investigations are being made or conducted against any Obligor or any Manager or any Subsidiary of an Obligor with respect to Taxes such that a liability of, or claim against, any Obligor or any Manager or any Subsidiary of an Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might reasonably be expected to have a Material Adverse Effect.

(c)                         Except as advised in writing to the Agent prior to the date of this Agreement, each Obligor and each Manager is resident for Tax purposes only in the jurisdiction of its incorporation.

17.19       Anti-corruption law

Each Group Member has conducted its businesses in compliance with applicable anti-corruption and anti-bribery laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

17.20       Security and Financial Indebtedness

(a)                        No Security Interest exists over all or any of the present or future assets of any Borrower in breach of this Agreement, other than Permitted Security Interests.

(b)                        No Borrower has any Financial Indebtedness outstanding in breach of this Agreement.

17.21       Ownership of assets

Each Obligor is or, on the date the Security Documents to which it is a party are entered into, will be, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents, to which it is a party.

17.22       Shares

The shares of the Borrower are fully paid and, other than any option which may be given to GLOP in connection with a Drop Down or to GasLog in connection with a Reverse Drop Down, not subject to any option to purchase or similar rights. The Constitutional Documents of the Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.  There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of the Borrower (including any option or right of pre-emption or conversion).

17.23       Accounting Reference Date

The financial year-end of each Obligor is the Accounting Reference Date.

17.24       No adverse consequences

(a)                        It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(i)                           in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)                        by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)                        No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

17.25       Copies of documents

The copies of the Charter Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will, as at their delivery dates, be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Charter Document which would materially affect the transactions or arrangements contemplated by any Charter Document or modify or release the obligations of any party under that Charter Document.

17.26       No breach of any Charter Document

(a)                        No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document to which it is a party; and

(b)                        Nothing has occurred which entitles or may entitle any party to any Charter Document to rescind or terminate it or decline to perform their obligations under it.

17.27       No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

17.28       Ship status

(a)                        The Ship will on the first day of the Mortgage Period be:

(b)                        registered in the name of the Borrower through the relevant Registry as a registered ship under the laws and flag of the relevant Flag State;

(c)                         operationally seaworthy and in every way fit for service;

(d)                        classed with the relevant Classification with the highest class free of all requirements and recommendations of the relevant Classification Society; and

(e)                         insured in the manner required by the Finance Documents.

17.29       Ship’s employment

On the first day of its Mortgage Period the Ship is free of any charter commitment (other than the Charter) which, if entered into after that date, would require approval under the Finance Documents (except in the case of any Cool Pool Arrangements to which the Ship may be subject and which are hereby approved).

17.30       Address commission

There are no rebates, commissions or other payments in connection with any Charter in place as at the date of this Agreement.

17.31       Money Laundering

In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (a) that it is acting for its own account; (b) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement and (c) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering (as defined in clause 19.15 (Bribery and corruption)).

17.32       Sanctions

(a)                        No Ship is a vessel with which any individual, entity or any other person is prohibited or restricted from dealing with under any Sanctions;

(b)                        No Obligor, nor any of their respective directors or officers:

(i)                           is a Prohibited Person;

(ii)                        is subject to or the target of any action by any regulatory or enforcement authority or third party in relation to any Sanctions of any Sanctions Authority;

(iii)                     is owned or controlled by, or acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person (it being understood that, chartering activity with a charterer that is a Prohibited Person shall not constitute “acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person”, where such chartering activity is not in breach of Sanctions);

(iv)                    owns or controls a Prohibited Person;

(v)                       is located or resident in, organised or incorporated under the laws of, a country or territory subject to country-wide or territory-wide Sanctions;

(vi)                    is in breach of Sanctions; or

(vii)                 has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(c)                         Any capitalised terms referred to in paragraphs (a) and (b) above shall have the meanings given to them in clause 19.12 (Sanctions).

17.33       Times when representations are made

(a)                        All of the representations and warranties set out in this clause 17 (other than Ship Representations) are deemed to be made on the date of this Agreement.

(b)                        The Repeating Representations are also deemed to be made and repeated on the dates of each Utilisation Request, each Utilisation Date, the date of issuance of each Compliance Certificate and the first day of each Interest Period and, in the case of the representation in clause 17.7 (Information), on the date of primary syndication of the Facility.

(c)                         All of the Ship Representations are deemed to be made and repeated on the first day of the Mortgage Period for the relevant Ship.

(d)                        Each representation or warranty deemed to be made and repeated after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

18                Information undertakings

The Borrower undertakes that this clause 18 will be complied with throughout the Facility Period.

In this clause 18:

Annual Financial Statements means each of the financial statements for a financial year of the Group, the Borrower and the Guarantors, respectively, delivered pursuant to clause 18.1 (Financial statements).

Semi-Annual Financial Statements means each of the financial statements for a financial half-year to 30 June of the relevant year of the Guarantors, respectively, delivered pursuant to clause 18.1 (Financial statements).

18.1              Financial statements

(a)                        The Borrower shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with (and the Agent shall supply to each Lender), as soon as the same become available, but in any event within 150 days after the end of the relevant financial years:

(i)                           the audited consolidated financial statements of GasLog for that financial year; and

(ii)                        the unaudited financial statements (consolidated if appropriate) of the Borrower and each Guarantor (other than GasLog) in respect of which a Guarantee shall at such time be in force for that financial year.

(b)                        The Borrower shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with, as soon as the same become available, but in any event within 120 days after the end of each half year to 30 June of the relevant financial year, the unaudited consolidated financial statements of GasLog and the Guarantors in respect of which a Guarantee shall at such time be in force for that financial half year.

(c)                         The Borrower shall also supply to the Agent prior to each financial year budget and cashflow projections for the Borrower and the Guarantors in respect of which a Guarantee shall at such time be in force for that financial year.

18.2              Provision and contents of Compliance Certificate and valuations

(a)                        The Borrower shall supply to the Agent (and the Agent shall supply to each Lender):

(i)                           with each set of audited Annual Financial Statements for the Group and unaudited Semi-Annual Financial Statements for the Group, a Compliance Certificate;

(ii)                        with each set of audited Annual Financial Statements for the Group and unaudited Semi-Annual Financial Statements for the Group, a valuation of the Ship made in accordance with clause 23 (Minimum security value) and showing the value of the Ship.

(b)                        Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with the Financial Covenants.

(c)                         Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of the Parent or, in his or her absence, by any other director of the Parent.

18.3              Requirements as to financial statements

(a)                        The Borrower shall procure that each set of financial statements delivered pursuant to clause 18.1 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements of the Group shall be audited by the Auditors.

(b)                        Each set of financial statements delivered pursuant to clause 18.1 (Financial statements) shall:

(i)                           in the case of GasLog and (following Drop Down) GLOP, be prepared in accordance with GAAP;

(ii)                        give a true and fair view of (in the case of audited annual financial statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the relevant Obligor, as at the date as at which those financial statements were drawn up; and

(iii)                     in the case of audited annual financial statements, not be the subject of any qualification in the Auditors’ opinion.

(c)                         The Borrower shall procure that each set of financial statements delivered pursuant to clause 18.1 (Financial statements) shall be using accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrower notify the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(i)                           a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)                        sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether the Financial Covenants have been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

18.4              Year-end

(a)                        The Borrower shall procure that each financial year-end of each Obligor falls on the Accounting Reference Date.

(b)                        The Borrower shall procure that each accounting period ends on an accounting date.

18.5              Information: miscellaneous

The Borrower shall supply to the Agent (and the Agent shall supply to each Lender):

(a)                        at the same time as they are dispatched, copies of all material documents dispatched by any Obligor to its shareholders generally (or any class of them) or dispatched by any Obligor to its creditors generally (or any class of them);

(b)                        promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (including investigative proceedings) which are current, threatened or pending against any Obligor or any Manager, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)                         promptly upon becoming aware of them, the details of any material claims, investigations or other proceedings relating to Sanctions which are pending against any Group Member;

(d)                        promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(e)                         promptly on request, such further information regarding the financial condition, assets and operations of the Obligors as any Finance Party through the Agent may reasonably request from time to time; and

(f)                          promptly upon becoming aware of the details of any circumstances which are reasonably likely to cause Delivery to be delayed,

provided that, in the case of (a) to (e) above, the supply of such information would not result in the breach of any confidentiality undertakings granted by the Obligors or Managers to third parties from time to time.

18.6              Notification of Default

The Borrower shall promptly notify the Agent of:

(a)                        any Default; and/or

(b)                        any indication the Financial Covenants will not be met.

18.7              Sufficient copies

The Borrower, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.

18.8              Use of websites

(a)                        The Borrower may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Agent (the Designated Website) if:

(i)                           the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                        both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                     the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                        The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)                         The Borrower shall promptly upon any of them becoming aware of its occurrence notify the Agent (and the Agent shall notify each Lender) if:

(i)                           the Designated Website cannot be accessed due to technical failure;

(ii)                        the password specifications for the Designated Website change;

(iii)                     any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                    any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                       any Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraphs 18.8(c)(i) or (v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                        Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrower shall comply with any such request within ten Business Days.

18.9              “Know your customer” checks

(a)                        If:

(i)                           the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                        any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)                     a proposed assignment by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph 18.9(a)(iii) above, any prospective new Lender or the Security Agent) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (or at any other time reasonably required by a Lender), each Obligor shall as soon as reasonably possible after the request of the Agent or the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or the Security Agent) or any Lender or the Security Agent (for itself or, in the case of the event described in paragraph 18.9(a)(iii) above, on behalf of any prospective new Lender or the Security Agent) in order for the Agent, the Security Agent or such Lender or, in the case of the event described in paragraph 18.9(a)(iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)                        Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)                         The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries (if any) becomes an Obligor (an Additional Obligor).

(d)                        Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

18.10       Money Laundering

The Borrower will:

(a)                        provide the Agent (and the Agent shall provide each Lender) with information, certificates and any documents required by the Agent or any other Finance Party to ensure compliance with any law official requirement or other regulatory measure or procedure implemented to combat Money Laundering (as defined in clause 19.15 (Bribery and corruption)) throughout the Facility Period; and

(b)                        notify the Agent (and the Agent shall notify each Lender) as soon as it becomes aware of any matters evidencing that a breach of any law official requirement or other regulatory measure or procedure implemented to combat Money Laundering (as defined in clause 19.15 (Bribery and corruption) may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.

19                        General undertakings

Each Obligor undertakes with each Finance Party that this clause 19 will be complied with throughout the Facility Period.

19.1              Use of proceeds

The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

19.2              Authorisations

Each Obligor will promptly (and in connection with any Finance Document, as soon as such Finance Document is entered into):

(a)                        obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                        supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)                           enable it to perform its obligations under the Finance Documents and the Charter Documents;

(ii)                        ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document, Charter Document; and

(iii)                     carry on its business, where failure to do so has, or might reasonably be expected to have, a Material Adverse Effect.

19.3              Compliance with laws

Each Obligor and each Manager will comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject where failure to do so has, or might reasonably be expected to have, a Material Adverse Effect.

19.4              Tax Compliance

(a)                        Each Obligor and each Manager shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(i)                           such payment is being contested in good faith;

(ii)                        adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 18.1 (Financial statements); and

(iii)                     such payment can be lawfully withheld.

(b)                        Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

19.5              Change of business

Except as approved by the Majority Lenders, or otherwise permitted by the terms of this Agreement, no material change will be made to the general nature of the business of any of the Obligors or the Group taken as a whole from that carried on at the date of this Agreement, save that any activities involving or undertaken whatsoever within the maritime sector by any Group Member will not be considered a change in the general nature of the business of any of the Obligors or the Group taken as a whole.

19.6              Drop Down; Reverse Drop Down

(a)                        The Borrower may proceed with a Drop Down subject to the following conditions:

(i)                           in respect of GLOP and GasLog Holdings and/or as the case may be GasLog Carriers, any and all relevant corporate authorisations in respect of the execution, delivery and performance of the documents necessary to effect the Drop Down (of the nature described in Schedule 3 Part 1 paragraph 1 (Obligors’ Corporate documents);

(ii)                        replacement Share Security from GLOP or GasLog Holdings (as applicable) in respect of the shares in the Borrower; and

(iii)                     any legal opinions reasonably required by the Agent in respect of the documents necessary to effect the Drop Down,

which in the case of items (i) to (iii) are provided to the Agent in form and substance substantially similar to the equivalent documentation provided to the Agent pursuant to clause 4 (Conditions of Utilisation) (mutatis mutandis) in respect of the Utilisation or are otherwise satisfactory to the Agent, acting on the instructions of the Majority Lenders acting reasonably.

(b)                        Upon all conditions referred to in paragraph (a) having been fulfilled to the satisfaction of the Agent and receipt by the Agent of evidence that an Eligible Charter Agreement with at least five (5) years remaining is in place for the Ship, GasLog and GasLog Carriers will be released from their obligations under:

(i)                           the GasLog and GasLog Carriers Guarantee,

(ii)                        the Share Security granted by GasLog Carriers; and

(iii)                     any further documentation entered into by GasLog or GasLog Carriers in respect of obligations under the Finance Documents.

(c)                         The Borrower may proceed with a Reverse Drop Down subject to the following conditions:

(i)                           in respect of GLOP and GasLog Holdings and/or as the case may be GasLog Carriers, any and all relevant corporate authorisations in respect of the execution, delivery and performance of the documents necessary to effect the Reverse Drop Down (of the nature described in Schedule 3 Part 1 paragraph 1 (Obligors’ Corporate documents);

(ii)                        replacement Share Security from GasLog Carriers or GasLog (whichever is the relevant Holding Company of the Borrower as a result of the Reverse Drop Down) in respect of the shares in the Borrower;

(iii)                     (if the Agent considers it necessary at the time) a new guarantee is granted by GasLog and/or GasLog Carriers in respect of the Borrower’s obligations under the Finance Documents, and (if applicable) new Account Security is granted by GasLog Carriers; and

(iv)                    any legal opinions reasonably required by the Agent in respect of the documents necessary to effect the Reverse Drop Down,

which in each case are provided to the Agent in form and substance substantially similar to the equivalent documentation provided to the Agent pursuant to clause 4 (Conditions of Utilisation) (mutatis mutandis) in respect of the Utilisation or are otherwise satisfactory to the Agent, acting on the instructions of the Majority Lenders, in each case acting reasonably.

(d)                        Upon all conditions referred to in paragraph (c) having been fulfilled to the satisfaction of the Agent, GLOP and GasLog Holdings will be released from their obligations under:

(i)                           the GLOP and GasLog Holdings Guarantee,

(ii)                        the Share Security granted by GasLog Holdings; and

(iii)                     any further documentation entered into by GLOP or GasLog Holdings in respect of obligations under the Finance Documents.

(e)                         Following the date of this Agreement, the shares in GasLog Carriers may, at any time, be transferred by GasLog to GLOP or to a wholly owned direct Subsidiary of GLOP without the approval of the Finance Parties provided that the Borrower provides to the Agent:

(i)                           30 days prior written notice of such transfer;

(ii)                        such information in advance of any such transfer proceeding as the Agent may require in relation to the terms and conditions of the transfer or in relation to the transfer arrangements; and

(iii)                     promptly upon completion of the transfer, a copy of the share register of GasLog Carriers evidencing that it is owned by GLOP or to a wholly owned direct Subsidiary  of GLOP,

and further provided that no Default shall occur as a result of the transfer.

19.7              Merger and corporate reconstruction

Except as approved by the Majority Lenders, no Obligor will enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than an amalgamation, merger or consolidation of a Guarantor where such Guarantor is the surviving entity of the same).  For the avoidance of doubt, the parties agree that a Drop Down as referred to in clause 19.6 (Drop Down; Reverse Drop Down) will not constitute an amalgamation, demerger, merger, consolidation or corporate reconstruction within the meaning of this clause 19.6.

19.8              Further assurance

(a)                        Each Obligor shall (and the Borrower shall procure that each other Obligor will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent and Security Agent may reasonably require acting on the instructions of the Majority Lenders) in favour of the Security Agent or its nominee(s) as provided under each Finance Document, as applicable:

(i)                           to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent or any other Finance Party provided by or pursuant to the Finance Documents or by law;

(ii)                        to confer on the Security Agent and/or any other Finance Party Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)                     to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(iv)                    at the request of the New Lender, to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 28.1 (Assignments by the Lenders).

(b)                        Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent and/or any other Finance Party by or pursuant to the Finance Documents.

19.9              Negative pledge in respect of Charged Property or Borrower’s shares

(a)                        Except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

(b)                        No Obligor will grant or allow to exist any Security Interest over any of the shares in the Borrower or over any of the rights deriving from or related to such shares.

(c)                         Each Obligor will procure that all of the shares and membership interests of or in all of the Obligors will be in registered form (and not in bearer form) at all times.

19.10       Environmental matters

(a)                        The Obligors will notify the Agent as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel or the owner of any Fleet Vessel or any Manager which, if successful to any extent, might reasonably be expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)                        The Obligors will procure that all Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might reasonably be expected to have a Material Adverse Effect.

19.11       Pari Passu

Each Obligor will ensure that (a) its obligations under the Finance Documents shall, without prejudice to the Security Interests intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract and (b) any Financial Indebtedness of any Obligor to any other Group Member or any of its shareholders or other Affiliates shall be in all respects subordinated in ranking and priority of payment to all amounts owing to the Finance Parties under the Finance Documents.

19.12       Sanctions

(a)                        No Obligor nor any other Group Member will, directly or indirectly, make any proceeds of the Loan available to, or for the benefit of, a Prohibited Person or permit or authorise any such proceeds to be applied in a manner or for a purpose prohibited by Sanctions or which would put any Finance Party in breach of any Sanctions.

(b)                        The Obligors will procure that none of the Obligors will:

(i)                           be a Prohibited Person;

(ii)                        be subject to or the target of any action by any regulatory or enforcement authority or third party in relation to any Sanctions of any Sanctions Authority;

(iii)                     be owned or controlled directly or indirectly by, or act directly or indirectly on behalf of or for the benefit of, a Prohibited Person (it being understood that, chartering activity with a charterer that is a Prohibited Person shall not constitute “acting directly or indirectly on behalf of or for the benefit of, a Prohibited Person”, where such chartering activity is not in breach of Sanctions);

(iv)                    own or control, directly or indirectly, a Prohibited Person; or

(v)                       be in breach of Sanctions.

(c)                         The Borrower will prevent the Ship from being used, directly or indirectly:

(i)                           by, or for the benefit of, any Prohibited Person or any person owned or controlled by any Prohibited Person (including from being sold, chartered, leased or otherwise provided directly or indirectly to any Prohibited Person) if such use would be in breach of Sanctions;

(ii)                        in any trade which could expose the relevant Ship, any Finance Party or any Manager to enforcement proceedings arising from Sanctions; and/or

(iii)                     in any transport of any goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanctions.

(d)                        Without prejudice to the rights of the Finance Parties under any other provisions of this Agreement and the other Finance Documents, if the Borrower finds out that its Ship, without its knowledge, has been sold, chartered, conferred, leased or otherwise provided directly or indirectly to any Prohibited Person in breach of Sanctions, it shall terminate as soon as possible and in any case within 30 days after the day it finds out that any of the events described in this clause has occurred the relationship with the Prohibited Person under the premise that the Finance Parties may commit a breach of law by this behaviour. In this case the Borrower will also inform the Finance Parties immediately upon becoming so aware.

(e)                         The Borrower will provide the Finance Parties upon their written request with all relevant documentation related to the Ship, and the transported goods which a Finance Party is required to disclose to a regulatory authority of any Sanctions Authority pursuant to any Sanctions.

(f)                          For the purposes of this clause 19.12 the following words shall have the following meanings:

Prohibited Person means any person with whom transactions are prohibited or restricted under:

(a)                       OFAC; or

(b)                       any other United States of America government sanction, laws including, without limitation, persons or organisations on the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List, Sectoral Sanctions Identifications List and Terrorism Exclusion List;

(c)                        European Union sanctions laws, including without limitation persons or organisations on the European Union Restricted Person Lists issued under Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005, Council Regulation (EU) No 833/2014 and Council Regulation (EU) No 692/2014;

(d)                       United Kingdom government sanctions laws, including without limitation persons or organisations on Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets; and

(e)                        United Nations sanctions laws, including without limitation persons or organisations on the United Nations Consolidated List established and maintained by the 1267 Committee,

each as amended from time to time and including any person controlled by or a Subsidiary of any such person.

Sanctions means any economic or trade sanctions laws, regulations, orders or embargoes administered, enacted or enforced by any Sanctions Authority.

Sanctions Authority means any of:

(a)                       the United States government;

(b)                       the United Nations;

(c)                        the United Kingdom; or

(d)                       the European Union (and/or any member state thereof),

and includes any relevant government entity of any of the above, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, Her Majesty’s Treasury (HMT) and The Office of Financial Sanctions Implementation (OFSI).

19.13       Borrowers’ own account

Each Obligor will ensure that any borrowing by it and/or the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law, or regulatory measure relating to money laundering as defined in the provisions of the directive (2005/60/EC) of the European

Parliament and of the Council (as this may be repealed or replaced by transposition of directive (EU) 2015/849) or any equivalent law or regulatory measure in any other jurisdiction.

19.14       Inspection

Each Obligor undertakes with the Finance Parties that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents, upon the request of the Agent, it shall provide the Agent or any of its representatives, professional advisors and contractors with access to, and permit inspection of, books and records of any Group Member, in each case at reasonable times and upon reasonable notice.

19.15       Bribery and corruption

(a)                        No Obligor shall engage in:

(i)                           Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions in breach of any applicable law;

(ii)                        Money Laundering or act in breach of any applicable law relating to Money Laundering; or

(iii)                     the Financing of Terrorism.

(b)                        Without prejudice to the generality of paragraph (a) above, no Obligor shall directly or indirectly use the proceeds of any Facility for any purpose which would breach the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery law.

(c)                         For the purposes of this clause 19.15 and clause 18.10 (Money Laundering), the following definitions shall apply:

Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.

Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.

Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.

Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

Money Laundering means:

(a)                       the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(b)                       the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(c)                        the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

20                        Dealings with Ship

The Borrower undertakes that this clause 20 will be complied with in relation to the Ship throughout the Mortgage Period.

20.1              Ship’s name and registration

(a)                        The Ship’s name shall only be changed after prior notice to the Agent and, the Borrower shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

(b)                        The Ship shall be permanently registered in the name of the Borrower with the relevant Registry under the laws of its Flag State.  The Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State) provided that no such approval shall be required for the registration of the Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of the Ship (which are equivalent to those in place prior to such registration) in favour of the Security Agent and the other Finance Parties immediately following the registration of the Ship under the flag of that Approved Flag State. If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)                         Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

20.2              Sale or other disposal of the Ship

The Borrower may sell or transfer the Ship, provided that the Borrower is in compliance with this clause 20.2 and clause 7.6 (Sale or Total Loss) in respect of such sale or transfer and no Default has occurred and is continuing at the time of such sale or transfer.  Upon such sale or transfer the Lenders will procure that upon the relevant cancellation and prepayment and the discharge of the other obligations of the Borrower under this clause 20.2 and clause 7.6 (Sale or Total Loss), the Mortgage will be discharged and the Deed of Covenant, the General Assignment, any Charter Assignment, the Account Security and the Manager’s Undertaking relating to the Ship will be released, and the Borrower will be released as Borrower under this Agreement, in each case pursuant to deeds of release in agreed form executed at the cost and expense of the Borrower.

20.3              Manager

A manager of the Ship (other than the Managers as at the date of this Agreement) shall not be appointed unless that manager and the terms of its appointment pursuant to the relevant Management Agreement are approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) and it has delivered a duly executed Manager’s Undertaking to the Security Agent. The Borrower shall not agree to any material change to the terms of appointment of a manager whose appointment has been approved unless such change is also approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

20.4              Copy of Mortgage on board

A properly certified copy of the Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

20.5              Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

20.6              Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the Borrower shall, upon the Agent’s (acting on the instructions of the Majority Lenders) request, immediately execute such form of transfer of title to the Ship as the Agent may require.

20.7              Chartering

(a)                        Except with approval of the Majority Lenders, the Borrower shall not enter into any charter commitment for the Ship (except for the Charter), which is:

(i)                           a bareboat or demise charter or passes possession and operational control of the Ship to another person (except where operational control is passed to the Ship’s Technical Manager);

(ii)                        on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period; or

(iii)                     with an Affiliate other than charters entered into at arm’s length between the Borrower and GLOP or an Affiliate thereof.

(b)                        Further, without prejudice to the rights of the Finance Parties under the provisions of paragraph (a) above and any other provisions of the Finance Documents, the Borrower shall:

(i)                           be permitted to pursue and contract for any charter business with any person other than one with a Non-Acceptable Charterer, provided that it advises the Agent promptly of any charter commitment in respect of its Ship which has an original term in excess of 36 calendar months (after taking into account any option to extend or renew contained therein), and the Borrower shall:

(A)                     deliver a copy of each such charter commitment to the Agent forthwith;

(B)                     forthwith following a demand made by the Agent (acting on the instructions of the Majority Lenders):

(1)                       execute an assignment of any such charter commitment in favour of the Security Agent (in the same form as a Charter Assignment) and any notice of assignment required in connection therewith; and

(2)                       procure the service of any such notice of assignment on the relevant counterparty of the Borrower under such charter commitment, and the acknowledgement (if received) of such notice by such counterparty;

(C)                     deliver to the Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent), in relation to any such charter assignment or any other related matter referred to in this clause 20.7(b), as the Agent (acting on the instructions of the Majority Lenders in their sole discretion) shall require; and

(D)                     pay on the Agent’s demand all reasonable legal costs and other costs incurred by the Agent and/or the Lenders and/or the Security Agent in connection with or in relation to any such charter assignment or any other related matter referred to in this clause 20.7(b); and

(ii)                        be permitted to place the Ship under the Cool Pool Arrangements provided that:

(A)                     it provides evidence of the Ship’s acceptance under the Cool Pool Arrangements; and

(B)                     it serves notice of assignment of the Earnings of the Ship pursuant to the relevant Deed of Covenant or General Assignment and delivers to the Agent the relevant acknowledgement of such notice in the required form on Cool Pool Ltd.

20.8              Merchant use

The Borrower shall use the Ship only as a civil merchant trading ship.

20.9              Sharing of Earnings

The Borrower shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else except:

(a)                        under the operations of the Cool Pool Ltd, as those have been described in more detail by the Obligors to the Lenders in the negotiation of this Agreement (the Cool Pool Arrangements); or

(b)                        with the approval of the Majority Lenders.

20.10       Payment of Earnings

The Borrower’s Earnings from the Ship shall be paid in the way required by the Ship’s General Assignment, Deed of Covenant or any Charter Assignment.  If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent or the Agent (as the case may be), if it requires this after the Earnings have become payable to it under the Ship’s General Assignment, Deed of Covenant or any Charter Assignment.

20.11       Lay up

Except with approval by the Majority Lenders (such approval not to be unreasonably withheld), no Ship shall be laid up or deactivated.

21                Condition and operation of Ship

The Borrower undertakes that this clause 21 will be complied with in relation to the Ship throughout the Ship’s Mortgage Period.

21.1              Defined terms

In this clause 21.1 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

21.2              Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not materially reduced.

21.3      Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

21.4              Removal of parts

Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the Borrower free of any Security Interest except under the Security Documents).

21.5              Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

21.6              Maintenance of class; compliance with laws and codes

The Ship’s class shall be the relevant Classification free of any overdue qualifications with the relevant Classification Society and neither the Classification nor the Classification Society of the Ship shall be changed without approval of the Agent (acting on the instructions of the Majority Lenders) (such approval not to be unreasonably withheld and which approval shall not be required in respect of a change to one of DNV GL, American Bureau of Shipping or Lloyd’s Register of Shipping). The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

21.7              Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class.  Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

21.8              Inspection and notice of drydockings

The Agent (acting on the instructions of the Majority Lenders) and/or surveyors appointed by it for such purpose (in consultation with the Borrower) shall be allowed to board the Ship at all times, subject to reasonable prior notice to the Borrower and without hindering the Ship’s continuous, safe and efficient operations, to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended drydocking of the Ship (whatever the purpose of that drydocking). The Borrower shall bear the cost of only one such inspection of the Ship per calendar year unless there is an Event of Default which is continuing or the inspection of the relevant Ship reveals issues in respect of the condition of the Ship that indicate a breach of clause 21.2 (Repair) or 21.6 (Maintenance of class; compliance with laws and codes).

21.9              Prevention of arrest

All debts, damages, liabilities and outgoings (due and payable and not contested by the Borrower in good faith) which have given, or may reasonably give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

21.10       Release from arrest

The Ship, its Earnings and Insurances shall be released within 15 days (or such longer period as may be approved) from any arrest, detention, attachment or levy, and any legal process against the Ship shall be discharged within 15 days (or such longer period as may be approved), by whatever action is required to achieve that release or discharge.

21.11       Information about the Ship

The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments (other than any Confidential Information in respect of the Cool Pool Arrangements) entered into by or on behalf of any Obligor or any Manager and copies of any applicable operating certificates.

21.12       Notification of certain events

The Agent shall promptly be notified of:

(a)                        any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount;

(b)                        any occurrence which may result in the Ship becoming a Total Loss;

(c)                         any requisition of the Ship for hire;

(d)                        any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)                         any withdrawal of any applicable operating certificate;

(f)                          the receipt of notification that any application for such a certificate has been refused;

(g)                         any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(h)                        any arrest, hijacking or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

21.13       Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly to the extent such payment is not being contested in good faith and with adequate reserves. Proper accounting records shall be kept of the Ship and its Earnings.

21.14       Evidence of payments

The Agent shall be allowed proper and reasonable access, subject to prior written notice and provided that the operations of the Borrower is not in any way hindered, to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence that:

(a)                        the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)                        all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)                         the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

21.15       Repairers’ liens

Except with approval by the Majority Lenders, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount unless the Borrower has established to the reasonable satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for such works or that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

21.16       Survey report

As soon as reasonably practicable after the Agent requests it and promptly after each inspection made pursuant to clause 21.8 (Inspection and notice of drydockings), the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from surveyors or inspectors approved by the Majority Lenders. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

21.17       Lawful use

The Ship shall not be employed:

(a)                        in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)                        in carrying illicit or prohibited goods;

(c)                         in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)                        if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

21.18       War zones

The Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers except with prior written notification to the Agent and provided that the Borrower has delivered to the Agent written evidence satisfactory to it that any requirements of the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) are complied with.

22                Insurance

The Borrower undertakes that this clause 22 shall be complied with in relation to the Ship and its Insurances throughout the relevant Ship’s Mortgage Period.

22.1              Insurance terms

In this clause 22:

excess risks means the proportion (if any) of claims for general average, collision liability, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 22.2(a) (Coverage required).

minimum hull cover means an amount equal at the relevant time to 120% of the Available Facility.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

22.2              Coverage required

The Ship (including its hull and machinery, hull interest, freight interest, disbursements and/or increased value) shall at all times be insured at the Borrower’s cost:

(a)                        against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks (including crew) and terrorism risks, piracy and confiscation risks) on an agreed value basis, for the higher of its minimum hull cover and its market value (and provided that (i) the insured value under the hull and machinery policy shall be for no less than 80% of the agreed value referred to above and (ii) the balance of such agreed value may be covered by increased value insurance of which up to 33.33% may be represented by hull interest and freight interest);

(b)                        against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000 or, if lower, the maximum amount available in the relevant insurance market) and a freight, demurrage and defence cover;

(c)                         against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent ship-owner or operator to insure against at the time of that notice (and in any event and for so long as the Ship operates in the Gulf of Mexico, risks from “named windstorms” for operations in the Gulf of Mexico shall always be insured under the Insurances of the Ship to the extent normally subscribed to by the industry for similar units operating there); and

(d)                        on terms which comply with the other provisions of this clause 22.

22.3              Placing of cover

The insurance coverage required by clause 22.2 (Coverage required) shall be:

(a)                        in the name of the Borrower and (in the case of the Ship’s hull cover) no other person (other than the Security Agent and any other Finance Party if required by the Majority Lenders, in which case, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent or any such other Finance Party for premiums or calls) (unless such other person is approved and, if so required by the Agent (acting on the instructions of the Majority Lenders), has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent or the other Finance Parties in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)                        in dollars or another approved currency;

(c)                         arranged through brokers approved by the Agent (acting on the instructions of the Majority Lenders, acting reasonably) or direct with insurers or protection and indemnity or war risks associations approved by the Agent (acting on the instructions of the Majority Lenders, acting reasonably); and

(d)                        on terms approved by the Agent (acting reasonably) (and always applying the terms of the Institute Time Clauses 1/10/1983, equivalent Nordic Marine Insurance Plan of 2013 or equivalent International Hull Clauses if available in the insurance market) and with insurers or associations approved by the Agent (acting on the instructions of the Majority Lenders).

22.4              Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed $1,000,000 or any other approved amount.

22.5              Mortgagee’s insurance

(a)                        The Borrower shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship on approved terms, or in considering or making claims under a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties for an aggregate amount up to 110% per cent of the Available Facility at such time.

(b)                        The Agent shall take out mortgagee’s interest insurance (on the terms provided under clause 22.5(a)) prior to the first Utilisation for the Ship and keep such mortgagee’s interest insurance in force in respect of the Ship throughout the Mortgage Period.

22.6              Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)                        set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured; or

(b)                        cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrower shall ensure that hull cover for the Ship is provided under a separate policy from any other vessels.

22.7              Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually by the Borrower and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

22.8              Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

22.9              Instructions for renewal

At least seven (7) days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

22.10       Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 22 and confirmation of such renewal given by approved brokers or insurers which shall be provided to the Agent at least five (5) days (or such shorter period as may be approved) before such expiry.

22.11       P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

22.12       Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

22.13       Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

22.14       Insurance Notices and Loss Payable Clauses

The interest of the Security Agent or any other Finance Parties as assignees of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the Borrower and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent or any other Finance Party if it is itself an assured).

22.15       Insurance correspondence

If so required by the Agent (acting on the instructions of the Majority Lenders), the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

22.16       Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

22.17       Independent report

If the Agent (acting on the instructions of the Majority Lenders) requires and obtains a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances then the Agent shall be provided promptly by the Borrower with such a report at no cost to the Agent or (if the Agent obtains such a report itself, which it shall be entitled to do) the Borrower shall reimburse the Agent for the cost of obtaining that report. The Borrower shall not bear the cost of more than one such report per Ship per calendar year, unless there is an Event of Default.

22.18       Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

22.19       Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

22.20       Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

22.21       Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged in which case such sums shall be applied in reimbursement of such costs incurred.

22.22       Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss and any claim for Major Casualty shall only be settled, compromised or abandoned with prior approval of the Majority Lenders.

23                        Minimum security value

The Borrower undertakes that this clause 23 will be complied with throughout the Facility Period.

23.1              Valuation of assets

For the purpose of the Finance Documents, the value at any time of the Ship obtained under clause 4 (Conditions of Utilisation), or any other asset over which additional security is provided under clause 23.13 (Creation of additional security), will be its value as most recently determined in accordance with this clause 23 or, if no such value has been obtained, its value determined under any valuation made pursuant to clause 4 (Conditions of Utilisation).

23.2              Valuation frequency

(a)                        The Borrower shall provide valuations to the Agent at the following times:

(i)                           in respect of the Utilisation, dated not earlier than six (6) weeks prior to the Utilisation Date; and

(ii)                        and in any other case, valuations dated not later than the 31st of December or the 30th of June of each calendar year and not earlier than the date six (6) weeks prior to the 31st of December and the 30th of June of such calendar year respectively, and in each case otherwise in accordance with this clause 23.

(b)                        The valuations provided pursuant to paragraph (a) above may be used for any other purpose for which valuations are required under the Finance Documents, provided that such valuations comply with the relevant requirements under this clause 24.

(c)                         In addition to the validations required pursuant to paragraph (a) above and clause 18.2(a) (Provision and contents of Compliance Certificates and valuations), for the purpose of the Finance Documents (including for the purposes of clause 23.12 (Security shortfall)), valuation of the Ship or (before Utilisation) the Ship and each such other asset in accordance with this clause 23 may be required by the Majority Lenders at any time (but in any event not less frequently than twice per calendar year).

23.3              Expenses of valuation

The Borrower shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation under this clause 23, provided however that if no Event of Default has occurred and is continuing the Borrower shall bear the cost of the valuations of the Ship only twice per calendar year (save for any valuations made pursuant to clause 4 (Conditions of Utilisation).

23.4              Valuations procedure

(a)                        The value of the Ship shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 23.

(b)                        Additional security provided under clause 23.12(a)(i) (Security Shortfall) shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as determined in accordance with clause 23.13(Creation of additional security) or as may otherwise be agreed in writing by the Borrower and the Agent (on the instructions of all Lenders).

23.5              Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency.  If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

23.6              Basis of valuation

Unless otherwise approved in accordance with clause 23.4(b)(Valuations procedure) or clause 23.13(a) (Creation of additional security), each valuation will be addressed to the Agent in its capacity as such, it will be, not more than six (6) weeks old from its delivery to the Agent or from the date on which it is to be delivered and made:

(a)                        without physical inspection (unless required by the Agent, acting on the instructions of the Majority Lenders);

(b)                        on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(c)                         without taking into account the benefit or detriment of any charter commitment.

23.7              Information required for valuation

The Borrower shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

23.8              Approved Brokers

All valuers must be Approved Brokers. The Agent may from time to time notify the Borrower and the Lenders of any additional independent ship brokers which have been approved by the Borrower and the Agent (acting on the instructions of the Majority Lenders) as Approved Brokers for the purposes of this clause 23 and this Agreement, and the Majority Lenders may from time to time request the replacement of an Approved Broker.

23.9              Appointment of Approved Brokers

When a valuation is required for the purposes of this clause 23, the Agent (acting on the instructions of the Majority Lenders) or, if so approved at that time, the Borrower shall promptly appoint the relevant Approved Brokers to provide such a valuation. If the Borrower is approved to appoint the relevant Approved Brokers but fail to do so promptly, the Agent may appoint the relevant Approved Brokers to provide that valuation.

23.10       Number of valuers

(a)                        Each valuation must be carried out by two (2) Approved Brokers both of whom shall be nominated by the Borrower. If the Borrower fails promptly to nominate an Approved Broker then the Agent may nominate that valuer.

(b)                        If the two (2) valuations of the Ship made by two (2) Approved Brokers vary by more than 15%, then a third Approved Broker must be nominated by the Borrower to provide a valuation of the Ship. If the Borrower fails to promptly nominate such third Approved Broker, then the Agent (acting on the instructions of the Majority Lenders) may nominate that third Approved Broker.

23.11       Differences in valuations

(a)                        If valuations provided by different Approved Brokers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the arithmetic mean of those valuations.

(b)                        If any Approved Broker provides a range of values for the Ship, the value of the Ship for the purposes of the Finance Documents will be the arithmetic mean of the values comprising such range.

23.12       Security shortfall

(a)                        If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrower require that such deficiency be remedied. The Borrower shall then within 30 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrower may:

(i)                           provide additional security over cash, and/or, following the approval of all Lenders, other assets, in accordance with this clause 23; or

(ii)                        cancel (at the Borrower’ option) all or part of the Available Facility under clause 7.3 (Voluntary cancellation); or

(iii)                     prepay all or part of the Loan under clause 7.4 (Voluntary prepayment); or

(iv)                    carry out a combination of the above.

(b)                        Any cancellation of part of the Available Facility pursuant to this clause 23.12 shall reduce the Total Commitments by the same amount and all the Commitments pro rata.  Any cancellation or prepayment pursuant to clause 23.12(a)(ii), shall be made without any requirement as to any minimum amount required by clauses 7.3 (Voluntary cancellation) or 7.4 (Voluntary prepayment).

23.13       Creation of additional security

The value of any additional security which the Borrower offers to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)                        that additional security and the asset over which it is created, its value and the method of its valuation have been approved by all Lenders (except in the case of otherwise approved first ranking security over cash in Dollars which shall be valued at par);

(b)                        a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in substantially the same form as previously agreed (where relevant) or otherwise in an approved form and manner;

(c)                         this Agreement has been unconditionally amended with such consequential amendments as required by the Agent acting reasonably; and

(d)                        the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

23.14       Security release

If the Security Value shall at any time exceed the Minimum Value, and the Borrower shall previously have provided further security to the Security Agent and/or the other Finance Parties pursuant to clause 23.12 (Security shortfall), the Security Agent (on the instructions of the Agent) and the other Finance Parties shall, as soon as reasonably practicable after notice from the Borrower to do so and subject to being indemnified to their satisfaction against the cost of doing so, procure the release of any such further security specified by the Borrower provided that the Agent (acting on the instructions of the Majority Lenders) is satisfied that, immediately following such release, the Security Value will equal or exceed the Minimum Value and no other Event of Default shall have occurred and be continuing.

24                        Chartering undertakings

The Borrower undertakes that this clause 24 will be complied with in relation to the Ship throughout the Mortgage Period.

24.1              Variations

Except for variations which (a) reduce the tenor of the Charter, (b) reduce the applicable charter rate in respect of the firm tenor of the Charter, (c) result in a charter rate during an extension of the tenor of the Charter which is materially less beneficial to the Borrower than the terms which at the time could be reasonably expected to be obtained on the open market for vessels of the same age and type as the relevant Ship and for charter commitments of a similar type and period, (d) in connection with the extension of the Charter would result in the Charterer being a Non-Acceptable Charterer, (e) change the scheduled dates for payment of charter hire under the Charter by more than 30 days or change the payment terms to payments in arrear, (f) result in any assignment, transfer or novation of a Charter Document whether from the Borrower or the relevant Charterer, (g) would result in the conversion of the Charter to a bareboat charter or an arrangement under which operational control over the Ship is passed to another person (unless operational control is passed to the Ship’s Technical Manager) or (h) affect termination rights under the Charter, where, in each case, approval shall be required, the Borrower shall be entitled to amend or vary the Charter without approval.  The Borrower shall notify the Agent of any variation of the Charter promptly upon such variation having been effected.

24.2              Releases and waivers

Subject to clause 24.1(Variations), the Borrower may release any obligation of any other person under the Charter Documents, waive any breach of any such obligation or consent to anything which would otherwise be such a breach.

24.3              Termination by Borrower

Subject to clause 27.21 (Charters) and unless an Event of Default has occurred and is continuing, the Borrower shall be entitled, with prior notice to the Agent, to terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action, provided that prior to such termination or rescission the Debt Service Reserve Account has been funded in accordance with clause 25.2 (Debt Service Reserve Account).

24.4              Charter performance

The Borrower shall perform its obligations under the Charter Documents and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

24.5              Notice of assignment

The Borrower shall give notice of assignment of the Charter Documents to the other parties to such documents promptly upon execution of the relevant Charter Assignment in the form specified by the relevant Charter Assignment for the Ship and shall ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein and any relevant Quiet Enjoyment Agreement as soon as practically possible after the relevant Charter Assignment has been executed by the Security Agent and any relevant counterparty to such documents, and in any event at the times required under clause 4 (Conditions precedent) and Schedule 3 (Conditions precedent) as applicable.

24.6              Payment of Charter Earnings

All Earnings which the Borrower is entitled to receive under the Charter Documents shall be paid into the Borrower’s Earnings Account or, following an Event of Default, in the manner required by the Security Documents.

24.7              Quiet Enjoyment

If required by the charterer of a replacement charter commitment referred to in clause 27.21  (Charters) as a condition to entering into the same, the Lenders agree to instruct the Security Agent to enter into a quiet enjoyment agreement with such charterer on substantially the same terms as the Quiet Enjoyment Agreements in respect of any such replacement charter commitment.

25                        Bank accounts

The Borrower undertakes that this clause 25 will be complied with throughout the Facility Period.

25.1              Earnings Accounts

(a)                        The Borrower shall be the holder of one or more Accounts with an Account Bank which is designated as an Earnings Account for the purposes of the Finance Documents.

(b)                        The Earnings of the Ship and all moneys payable to the Borrower under the Ship’s Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

(c)                         The Borrower shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clause 25.1(d).

(d)                        Subject to clause 25.1(e) and if there is no Event of Default which is continuing, amounts standing to the credit of the Earnings Accounts shall be at the free disposal of the Borrower and the Borrower may withdraw moneys from an Earnings Account for any purpose whatsoever which is permitted (or not prohibited) by the terms of this Agreement and the Finance Documents.

(e)                         The Borrower shall procure that there is maintained, at all times throughout the Facility Period, in the Earnings Account, a minimum cash balance of no less than $1,500,000.

(f)                          The Borrower may place sums standing to the credit of their Earnings Accounts on deposit for a fixed period of up to three (3) months.

25.2              Debt Service Reserve Account

(a)                        The Borrower shall open and maintain with the Account Bank an Account which is designated as Debt Service Reserve Account for the purposes of the Finance Documents.

(b)                        For as long as the Ship is not subject to an Eligible Charter Agreement (under which it has been duly delivered) and unless waived by the Agent acting on the instructions of the Majority Lenders, the Borrower shall maintain a sum equal to six (6) months’ Debt Service due at any time during the next six (6) months, where Debt Service means the aggregate of: (i) the amount of interest on the Loan payable by the Borrower under clauses 8.1 (Calculation of interest) and 8.2 (Payment of interest) where the applicable LIBOR for the relevant six (6) month period is that as at the most recent Interest Period commencement date and (ii) each principal amount scheduled to be repaid under clause 6.1 (Repayment of Facility), in each case during the relevant period (Finance Costs).

(c)                         The Borrower may only withdraw amounts from the Debt Service Reserve Account:

(i)                           to pay Finance Costs that have fallen due, to the extent that there are insufficient credit balances in the Earnings Account to pay such Finance Costs in accordance with the Finance Documents; and

(ii)                        if the Ship becomes subject to an Eligible Charter Agreement; and

(iii)                     to transfer amounts in excess of the minimum balance described in paragraph (b) to the Earnings Account.

25.3              Other provisions

(a)                        An Account may only be designated for the purposes described in this clause 25 if:

(i)                           it is situated in London, England, in Oslo, Norway or in any other jurisdiction acceptable to the Lenders;

(ii)                        such designation is made in writing by the Agent and acknowledged by the Borrower and specifies the names and addresses of the relevant Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Account;

(iii)                     an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent or the other Finance Parties;

(iv)                    any notice required by the Account Security to be given to the Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(v)                       the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)                        The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and Account Bank.  If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits (subject to clause 25.1(f) (Earnings Accounts)) until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(c)                         The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 25 or waive any of its rights in relation to an Account except with approval.

(d)                        The relevant Account Holder(s) shall, upon request by the Agent, deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

(e)                         Each Finance Party agrees that if it is the Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority

Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

26                        Business restrictions

Except as otherwise approved by the Majority Lenders, each Obligor undertakes that throughout the Facility Period this clause 26 will be complied with by and in respect of each Group Member to which each of the provisions below is expressed to apply.

26.1              General negative pledge

(a)                        In this clause 26.1, Quasi-Security means an arrangement or transaction described in clause 26.1(d).

(b)                        The Borrower shall not permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for Permitted Security Interests.

(c)                         (Without prejudice to clauses 26.2 (Financial Indebtedness) and 26.6 (Disposals)), the Borrower shall not:

(i)                           sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Group Member other than pursuant to disposals permitted under clause 26.6 (Disposals);

(ii)                        sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(iii)                     enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                    enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)                        Clauses 26.1(b) and 26.1(c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(i)                           those granted or expressed to be granted by any of the Security Documents; and

(ii)                        Permitted Maritime Liens.

26.2              Financial Indebtedness

The Borrower shall not incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)                        Financial Indebtedness incurred under the Finance Documents;

(b)                        Financial Indebtedness owed to a Guarantor (provided that any such Financial Indebtedness owed by the Borrower is unsecured and is subordinated to the Finance Documents on terms approved by the Majority Lenders and which (for the avoidance of doubt) will include provisions restricting any payments being made in relation to such Financial Indebtedness whilst an Event of Default is continuing);

(c)                         Financial Indebtedness permitted under clause 26.3 (Guarantees); and

(d)                        Financial Indebtedness permitted under clause 26.4 (Loans and credit).

26.3              Guarantees

The Borrower shall not give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)                        guarantees of obligations of Affiliates that are not Financial Indebtedness or obligations prohibited by any Finance Document;

(b)                        guarantees in favour of its own trade creditors given in the ordinary course of its business or in order to avoid the creation of, or to release, a Permitted Maritime Lien; and

(c)                         guarantees which are Financial Indebtedness permitted under clause 26.2 (Financial Indebtedness).

26.4              Loans and credit

The Borrower shall not make, grant or permit to exist any loans or any credit by it to anyone else other than:

(a)                        loans or credit to another Borrower or Guarantor permitted under clause 26.2 (Financial Indebtedness); and

(b)                        trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities

26.5              Bank accounts, operating leases and other financial transactions

The Borrower shall not:

(a)                        maintain any current or deposit account with a bank or financial institution except for the Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Accounts;

(b)                        hold cash in any account other than the Accounts;

(c)                         enter into any obligations under operating leases relating to assets; or

(d)                        be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 26.

26.6              Disposals

The Borrower shall not enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)                        disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)                        disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Borrower, in each case for cash on normal commercial terms and on an arm’s length basis;

(c)                         disposals permitted by clauses 26.1 (General negative pledge), 26.2 (Financial Indebtedness) or 20.2 (Sale or other disposal of the Ship); and

(d)                        the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

26.7              Contracts and arrangements with Affiliates

The Borrower shall not be party to any arrangement or contract with any of its Affiliates (other than in respect of intra-Group loans, to the extent expressly permitted by the other provisions of this clause 26 (Business restrictions)) unless such arrangement or contract is on an arm’s length basis.

26.8              Subsidiaries

The Borrower shall not establish or acquire a company or other entity.

26.9              Acquisitions and investments

The Borrower shall not acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)                        capital expenditures or investments related to maintenance of the Ship in the ordinary course of its business;

(b)                        acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(c)                         the incurrence of liabilities in the ordinary course of its business;

(d)                        any loan or credit not otherwise prohibited under this Agreement; or

(e)                         pursuant to any Finance Documents or any Charter Documents to which it is party.

26.10       Reduction of capital

The Borrower shall not redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

26.11       Distributions and other payments

The Borrower shall not:

(a)                        declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)                        make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, except if at the time of the declaration and at the time of the payment of any such dividend, distribution or other payment, no Event of Default is continuing nor would result from the declaration or payment of the same (including for the avoidance of doubt any breach of the Financial Covenants.

27                        Events of Default

Each of the events or circumstances set out in clauses 27.1 (Non-payment) to 27.22 (Breach of Ministerial Decision) is an Event of Default.

27.1              Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable provided however that no Event of Default shall occur if a Payment Disruption Event has occurred and such payment is made within three (3) Business Days of the due date.

27.2              Financial covenants

The Obligors do not comply with any Financial Covenant or clause 18.1 (Financial statements).

27.3              Value of security

The Borrower does not comply with clause 23.12 (Security shortfall).

27.4              Insurance

(a)                        The Insurances of the Ship are not placed and kept in force in the manner required by clause 22 (Insurance).

(b)                        Any insurer either:

(i)                           cancels any such Insurances and such Insurances are not immediately replaced by the Borrower to the full satisfaction of all the Lenders; or

(ii)                        disclaims liability under them by reason of any mis-statement or failure or default by any person.

27.5              Other obligations

(a)                        An Obligor or a Manager does not comply with any provision of the Finance Documents, except for the following provisions:

(i)                           those referred to in clauses 27.1 (Non-payment), 27.2 (Financial covenants;  liquidity), 27.3 (Value of security) and 27.4 (Insurance) or any other provision of this clause 27); and

(ii)                        those of clause 19.12 (Sanctions).

(b)                        No Event of Default under clause 27.5(a) above will occur if the Agent (acting on the instructions of the Majority Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within twenty (20) days of the earlier of (A) the Agent giving notice to the Borrower and (B) the Borrower becoming aware of the failure to comply.

27.6              Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document (excluding the representations under clause 17.32 (Sanctions)) is or proves to have been incorrect or misleading when made or deemed to be made, unless the same is capable of remedy and is remedied within twenty (20) days of the earlier of (a) the Agent giving notice to the Borrower and (b) the Borrower becoming aware of the same.

27.7              Cross default

(a)                        Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.

(b)                        Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                         Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)                        The counterparty to a Treasury Transaction entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

(e)                         Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(f)                          No Event of Default will occur under this clause 27.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 27.7(a) to 27.7(e) above is:

(i)                           less than $10,000,000 (or its equivalent in any other currency or currencies) in respect of any Guarantor; and/or

(ii)                        less than $1,000,000 (or its equivalent in any other currency or currencies) in respect of any other Obligor.

27.8              Insolvency

(a)                        An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                        The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                         A moratorium is declared in respect of any indebtedness of any Obligor.  If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

27.9              Insolvency proceedings

(a)                        Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                           the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)                        a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)                     the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)                    enforcement of any Security Interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)                        Clause 27.9(a) shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) days of commencement or, if earlier, the date on which it is advertised.

27.10       Creditors’ process

(a)                        Any expropriation, attachment, sequestration, execution or analogous process affects any asset or assets of any Obligor having an aggregate value equal to or in excess of $10,000,000 (or the equivalent in any other currency) in respect of any of the Guarantors and/or $1,000,000 (or the equivalent in any other currency) in respect of any other Obligor, and is not discharged within thirty (30) days.

(b)                        Any judgment or order for an amount in excess of $10,000,000 (or the equivalent in any other currency) in respect of any of the Guarantors and/or $1,000,000 (or the equivalent in any other currency) in respect of any other Obligor, is made against any Obligor and is not stayed or complied with within thirty (30) days.

27.11       Unlawfulness and invalidity

(a)                        It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)                        Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)                         Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)                        Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

27.12       Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business (except in the case of the Borrower as a result of the sale of its Ship in accordance with, and subject to, the provisions of this Agreement).

27.13       Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

27.14       Repudiation and rescission of Finance Documents

An Obligor repudiates a Finance Document.

27.15       Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place against any Obligor or any of its assets, rights or revenues which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

27.16       Material Adverse Effect

Any event or circumstance or series of events (including any Environmental Incident or any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably expected to have, a Material Adverse Effect.

27.17       Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

27.18       Arrest of Ship

The Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the Borrower fails to procure the release of the Ship within a period of 30 days thereafter (or such longer period as may be approved).

27.19       Ship registration

Except with approval of the Majority Lenders, the registration of the Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if the Ship is only provisionally registered on the date of its Mortgage, the Ship is not permanently registered under such laws within 90 days of such date.

27.20       Political risk

The Flag State of the Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, has or might reasonably be expected to have, a Material Adverse Effect and, within 14 days of notice from the Agent to do so (or such longer period as may be approved), such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrower.

27.21       Charters

(a)                       Except with approval of the Majority Lenders, the Charter (which shall include any charter commitment that replaces the Charter pursuant to this clause 27.21) is terminated, cancelled or rescinded or (except as a result of the Ship being a Total Loss) frustrated or the Ship is withdrawn from service under the Charter before the time that Charter was scheduled to expire, provided however that no Event of Default shall occur under this clause 27.21 in relation to the Charter or the Ship if, within three (3) Business Days of such termination, cancellation, rescission, frustration or withdrawal, the Borrower has funded the Debt Service Reserve Account in accordance with clause 25.2(b) (Debt Service Reserve Account).

(b)                        For the avoidance of doubt, any moneys standing to the credit of the Debt Service Reserve Account may be released when an Eligible Charter Agreement has been entered into and the Ship delivered thereunder and the Borrower has granted in favour of the Security Agent a Security Interest in respect of such charter commitment in a document in an agreed form and will provide and has delivered to the Agent in respect of the same, any documents and evidence of the nature described in Schedule 3 (Conditions precedent) as reasonably required by the Agent.

27.22       Breach of Ministerial Decision

If the Flag State of the Ship is the Hellenic Republic, the Borrower commits any breach of the Ministerial Decision with respect to the Ship or cancels or varies such Ministerial Decision except with approval.

27.23       Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent shall, if so directed by the Majority Lenders, by notice to the Borrower:

(a)                        cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)                        declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)                         declare that all or part of the Loan be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)                        declare that no withdrawals be made from any Account; and/or

(e)                         exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

28                        Changes to the Lenders

28.1              Assignments by the Lenders

Subject to this clause 28, a Lender (the Existing Lender) may assign any of its rights to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

28.2              Conditions of assignment

(a)                        The prior written consent of the Borrower is required for an assignment by a Lender, unless (i) the assignment is to another Lender or an Affiliate of a Lender or (ii) an Event of Default is continuing. The Agent will promptly advise the Borrower of the assignment.

(b)                        The Borrower’ and Guarantors’ consent may not be unreasonably withheld or delayed and will be deemed to have been given five (5) Business Days after the Lender has requested consent unless consent is expressly refused within that time. Provided however that the Borrower shall be entitled to withhold such consent in their discretion if the assignment is to a trust or fund.

(c)                         An assignment will only be effective:

(i)                           on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrower and the other Finance Parties as it would have been under if it was the Existing Lender;

(ii)                        on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)                     on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the New Lender and the Existing Lender; and

(iv)                    if an assignment takes effect after Utilisation, the assignment of an Existing Lender’s participation in the Utilisation (if any) under the Facility shall take effect in respect of the same fraction of each such Utilisation under the Facility;

(v)                       if that Existing Lender assigns equal fractions of its Commitment and participation in the Facility; and

(vi)                    (save for an assignment where the consent of the Borrower is not required under clause 28.2(a)) if the total amount of participations and Commitments of the Existing Lender being assigned is not less than $10,000,000 (or its entire participations and Commitments if lower than $10,000,000).

(d)                        Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(e)                         If:

(i)                           a Lender transfers any of its rights or obligations or assigns any of its rights under the Finance Documents or changes its Facility Office; and

(ii)                        as a result of circumstances existing at the date the transfer, assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer, assignment or change had not occurred unless the transfer, assignment or change is made by the Lender with the Borrower’ agreement to mitigate any circumstances giving rise to a Tax Payment or increased cost, or a right to be prepaid and/or cancelled by reason of illegality.

28.3              Fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $5,000.

28.4              Limitation of responsibility of Existing Lenders

(a)                        Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                           the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                        the financial condition of any Obligor;

(iii)                     the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(iv)                    the application of any Basel II Regulation or any Basel III Regulation to the transactions contemplated by the Finance Documents; or

(v)                       the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                        Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                           has made (and shall continue to make) its own independent investigation and assessment of:

(A)                     the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(B)                     the application of any Basel II Regulation or any Basel III Regulation to the transactions contemplated by the Finance Documents;

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(ii)                        will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(iii)                     will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                         Nothing in any Finance Document obliges an Existing Lender to:

(i)                           accept a re-assignment from a New Lender of any of the rights assigned under this clause 28; or

(ii)                        support any Losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents or otherwise.

28.5              Procedure for assignment

(a)                        Subject to the conditions set out in clause 28.2 (Conditions of assignment) an assignment may be effected in accordance with clause 28.5(d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 28.2(c) (Conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to clause 28.5(b) as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document. The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.

(b)                        The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                         The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

(d)                        Subject to clause 28.8 (Pro rata interest settlement), on the Transfer Date:

(i)                           the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(ii)                        the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)                     the New Lender shall become a Party to the Finance Documents as a “Lender for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

(e)                         Lenders may utilise procedures other than those set out in this clause 28.5 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 28.5 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 28.2 (Conditions of assignment).

28.6              Copy of Transfer Certificate to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 28.2(c) (Conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrower.

28.7              Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 28.7, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                        any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)                        in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)                           release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)                        require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

28.8              Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment pursuant to clause 28.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)                        any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(b)                        the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)                           when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)                        the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 28.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

29                        Changes to the Obligors/Restriction on Debt Purchase Transactions

29.1              Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of all the Lenders.

29.2              Prohibition on Debt Purchase Transactions by the Group

The Obligors shall not, and the Borrower shall procure that each Group Member shall not, enter into any Debt Purchase Transaction or be a Lender or beneficially own all or any part of the share capital of a company that is or is to be a Lender or a party to a Debt Purchase Transaction of the type referred to in the definition of Debt Purchase Transaction.

30                        Roles of Agent, Security Agent and Arrangers

30.1              Appointment of the Agent

(a)                        Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                        Each other Finance Party (other than the Security Agent) authorises the Agent:

(i)                           to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)                        to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

(c)                         The Agent accepts its appointment under clause 30.1(a) as agent for the Finance Parties (for so long as they are Finance Parties) on and subject to the terms of this clause 30, and any Finance Documents to which it is a Party.

30.2              Instructions to Agent

(a)                        The Agent shall:

(i)                           unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)                     all Lenders or the Majority Lenders (as the case may be) if the relevant Finance Document stipulates the matter requires such decision; and

(B)                     in all other cases, the Majority Lenders; and

(ii)                        not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph 30.2(a)(i) above.

(b)                        The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification that it has requested.

(c)                         Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)                        The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)                         In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)                          The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

30.3              Duties of the Agent

(a)                        The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)                        The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)                         Without prejudice to clause 28.6 (Copy of Transfer Certificate to Borrowers), clause 30.3(b) shall not apply to any Transfer Certificate.

(d)                        Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)                         If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)                          If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(g)                         The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

30.4              Role of the Arrangers

Except as specifically provided in the Finance Documents and the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

30.5              No fiduciary duties

(a)                        Nothing in this Agreement constitutes the Agent and the Arrangers as a trustee or fiduciary of any other person.

(b)                        None of the Agent, the Security Agent and the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

30.6              Business with the Group

The Agent, the Security Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates and shall not be obliged to account to the other Finance Parties for any profits.

30.7              Rights and discretions of the Agent

(a)                        The Agent may:

(i)                           rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised and on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his/her knowledge or within his/her power to verify; and

(ii)                        assume that:

(A)                     any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)                     unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                     rely on a certificate from any person:

(A)                     as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                     to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

(b)                        The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(i)                           no Default has occurred (unless it has actual knowledge of a Default arising under clause 27.1 (Non-payment));

(ii)                        any right, power, authority or discretion vested in any Party or any group of Lenders (whether Majority Lenders or all the Lenders or otherwise) has not been exercised; and

(iii)                     any notice or request made by the Borrower (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)                         The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

(d)                        Without prejudice to the generality of clause 30.7(c) or clause 30.7(e), the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)                         The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party and whether or not liability thereunder is limited by reference to monetary cap or otherwise) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying except where such damages, costs or losses to any person, such diminution in value or such liability are directly caused by the gross negligence or wilful misconduct of the Agent acting alone and on its own discretion without instructions from any Lender under the provisions of the Finance Documents.

(f)                          The Agent may act in relation to the Finance Documents through its personnel and agents.

(g)                         Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)                        Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(i)                            Without prejudice to the generality of clause 30.7(h), the Agent may (but is not obliged) disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrower and the Agent shall disclose the same upon the written request of the Majority Lenders

(j)                           Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)                        Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 18 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrower if such request would be in accordance with the terms of this Agreement.

30.8              Responsibility for documentation and other matters

Neither the Agent nor any Arranger is responsible or liable for:

(a)                        the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)                        the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, any Charter Document, any Building Contract Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Building Contract Document;

(c)                         the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)                        any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)                         accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)                          the failure of any Obligor or any other party to perform its obligations under any Finance Document, any Charter Document, any Building Contract Document or the financial condition of any such person;

(g)                         ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent and/or any other beneficiary of a Security Document) under or pursuant to any of the Security Documents have been so deposited;

(h)                        investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)                            failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)                           failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)                        failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)                            (unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents;

(m)                    any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise;

(n)                        making any investigation in respect of or in any way be liable whatsoever for the existence, accuracy or sufficiency of any legal or other opinions, reports, certificates or investigations delivered or obtained or required to be delivered or obtained at any time in connection herewith;

(o)                        any unsuitability, inadequacy or unfitness of any Charged Property as security for the Loan and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of the Charged Property as security for the Loan; or

(p)                        any damage to or any unauthorised dealing with the Charged Property nor shall it have any responsibility or liability arising from the fact that the Charged Property, or documents relating thereto, may be registered in its name or held by it or any other bank or agent selected by the Agent or the Security Agent.

30.9              No duty to monitor

The Agent shall not be bound to enquire:

(a)                        whether or not any Default has occurred;

(b)                        as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)                         whether any other event specified in any Finance Document has occurred.

30.10       Exclusion of liability

(a)                        Without limiting clause 30.10(b) (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever and other than as specified below) for:

(i)                           any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful default. For the avoidance of doubt and notwithstanding anything contained in the Finance Documents, the Agent shall not in any event be liable for any indirect or consequential loss (including, without limitation, loss of profit, business or goodwill) regardless of whether it was informed of the likelihood of such loss and irrespective of whether any such claim is made for breach of contract, in tort or otherwise;

(ii)                        exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property unless directly caused by the gross negligence or wilful default of the

Agent and in the course of the exercise or non-exercise by it of any right, power, authority or discretion given to it expressly under a Finance Document; or

(iii)                     without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)                     any act, event or circumstance not reasonably within its control; or

(B)                     the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)                        No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause 30.10 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)                         The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                        Nothing in this Agreement shall oblige the Agent or any Arranger to carry out:

(i)                           any “know your customer” or other checks in relation to any person; or

(ii)                        any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)                         Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

30.11       Lenders’ indemnity to the Agent and Security Agent

(a)                        Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against:

(i)                           any Losses for negligence or any other category of liability whatsoever incurred by the Agent in the circumstances contemplated pursuant to clause 33.11 (Disruption to Payment Systems etc.) (except if caused solely by the Agent’s gross negligence or wilful misconduct or any claim based on the fraud of the Agent) notwithstanding the Agent’s negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent; and

(ii)                        any other Losses (otherwise than by reason of the Agent’s gross negligence or wilful default) including the costs of any person engaged in accordance with clause 30.7 (Rights and discretions of the Agent) and any Receiver and any Delegate in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property) and this clause 30.11 as applied in favour of the Security Agent pursuant to clause 30.21 (Application of certain clauses to Security Agent) shall be without prejudice to any right to indemnity by law given to trustees generally and any other indemnity in the Security Agent’s favour in any other Finance Document.

The indemnities contained in this clause 30.11 shall survive the termination or discharge of this Agreement for a period of four calendar years from the irrevocable and unconditional payment of all sums owing by the Obligors to the Finance Parties under this Agreement and the other Finance Documents.

(b)                        Subject to clause 30.11(c), the Borrower shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 30.11(a).

(c)                         Clause 30.11(b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

30.12       Resignation of the Agent

(a)                        The Agent may without giving any reason therefor resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Security Agent and the Borrower.

(b)                        Alternatively the Agent may without giving any reason therefor resign by giving 30 days’ notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)                         If the Majority Lenders have not appointed a successor Agent in accordance with clause 30.12(b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)                        The retiring Agent shall, either at the Lenders’ expense if it has been required to resign pursuant to clause 30.13 (Replacement of the Agent) or otherwise at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrower shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)                         The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                          The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 30.12(d)) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent, Security Agent) and this clause 30 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                         The Agent shall resign in accordance with paragraph 30.12(b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph 30.12(c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)                           the Agent fails to respond to a request under clause 12.5 (FATCA Information) and the Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)                        the information supplied by the Agent pursuant to clause 12.5 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)                     the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Agent, requires it to resign.

30.13       Replacement of the Agent

(a)                        After consultation with the Borrower, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)                        The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                         The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 30.13(b)) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                        Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.14       Confidentiality

(a)                        In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

(b)                        If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                         Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

30.15       Relationship with the Lenders

(a)                        Subject to clause 28.8 (Pro rata interest settlement) the Agent may treat the person shown in its records as each Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)                           entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                        entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                        Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) under the Finance Documents.  Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 35.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of clause 35.2 (Addresses) and clause 35.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)                         Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent.

(d)                        Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

30.16       Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                        the financial condition, status and nature of each Obligor and other Group Member;

(b)                        the legality, validity, effectiveness, adequacy or enforceability of any Finance Document , any Charter Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Building Contract Document;

(c)                         the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)                        whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)                         the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, any Charter Document or any Building Contract Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, any Charter Document or any Building Contract Document; and

(f)                          the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

30.17       Agent’s management time and additional remuneration

(a)                        Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent and Security Agent), clause 16 (Costs and expenses) and clause 30.11 (Lenders’ indemnity to the Agent) (and in the case of the Security Agent, as extended to it by virtue of clause 30.21 (Application of certain clauses to Security Agent)) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

(b)                        Without prejudice to clause (a), in the event of:

(i)                           a Default;

(ii)                        the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrower agree to be of an exceptional nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(iii)                     the Agent and the Borrower agreeing that it is otherwise appropriate in the circumstances,

the Borrower shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to clause 30.17(c).

(c)                         If the Agent and the Borrower fails to agree upon the nature of the duties, or upon the additional remuneration referred to in clause 30.17(b) or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrower or, failing approval, nominated (on the application of the Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the Parties.

30.18       Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30.19       Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

30.20       Security Agent

(a)                        Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

(b)                        Each other Finance Party authorises the Security Agent:

(i)                           to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)                        to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

(c)                         The Security Agent accepts its appointment under this clause 30.20 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 30.20 - 30.32 (Indemnity from Trust Property) (inclusive) and the Security Documents to which it is a party.

30.21       Application of certain clauses to Security Agent

(a)                        Clauses 30.7 (Rights and discretions of the Agent), 30.8 (Responsibility for documentation and other matters), 30.9 (No duty to monitor), 30.10 (Exclusion of liability), 30.11 (Lenders’ indemnity to the Agent), 30.12 (Resignation of the Agent), 30.13 (Replacement of the Agent), 30.14 (Confidentiality), 30.15 (Relationship with the Lenders), 30.16 (Credit appraisal by the Lenders), 30.17 (Agent’s management time and additional remuneration) and 30.18 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clause 30.7 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

(b)                        In addition, clause 30.12 (Resignation of the Agent) and clause 30.13 (Replacement of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 30.21(a), have the following additional sub-clause inserted after them:

“At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the Borrower (except where the Security Agent is retiring under clause 30.12(a) as extended to it by clause 30.21(a), in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero)).”.

(c)                         Clause 30.7(e) shall, for the purposes of its application to the Security Agent pursuant to clause 30.21(a), read as follows:

“The Security Agent may, at the cost of the Borrower, rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party), whether or not liability thereunder is limited by reference to monetary cap or otherwise, and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.”.

(d)                        Clause 30.10 (Exclusion of liability) shall, for the purposes of its application to the Security Agent pursuant to clause 30.21(a), include the following after sub clause 30.10(a)(iii)(B):

“(C)               any shortfall which arises on the enforcement or realisation of the Security Interests created by the Finance Documents.”.

(e)                         Clause 30.14 (Confidentiality) shall, for the purposes of its application to the Security Agent pursuant to clause 30.21(a), be read and construed as to refer to “its agency and trust department” instead of “its department, division or team directly responsible for the management of the Finance Documents”.

(f)                          Without prejudice to the generality of any other provision of this Agreement or any other Security Document, the entry into possession of the Charged Property shall not render the Security Agent or any Receiver or any Delegate liable to account as mortgagee in possession thereunder (or its equivalent in any other applicable jurisdiction) or take any action which would expose it to any liability in respect of Environmental Claims in respect of which it has not been indemnified and/or secured and/or pre-funded to its satisfaction or to be liable for any loss on realisation or for any default or omission on realisation or for any default or omission for which a mortgagee in possession might be liable unless such loss, default or omission is caused by its own gross negligence or wilful default.

(g)                         The Security Agent shall not be bound to take any steps to ascertain whether any event, condition or act, the happening of which would cause a right or remedy to become exercisable by the Security Agent or any agent under this Agreement or the other Security Documents has happened or to monitor or supervise the observance and performance by the Borrower, any agent or any of the other parties thereto of their respective obligations thereunder and, until it shall have actual knowledge or express notice to the contrary, the Security Agent shall be entitled to assume that no such event, condition or act has happened and that the Borrower, the agents and the other parties thereto are observing and performing all their respective obligations thereunder.

30.22       Instructions to Security Agent

(a)                        The Security Agent shall:

(i)                           unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any written instructions given to it by the Agent; and

(ii)                        not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above even though it may subsequently be found that there was a defect on the giving of such instruction.

(b)                        The Security Agent shall be entitled (but not obliged) to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)                         Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)                        The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security and/or pre-funding that it may require (which may include payment in advance) for any cost, loss or liability (together with any associated VAT or other applicable tax) which it may incur in complying with those instructions.

(e)                         For the avoidance of doubt, no provision of this Agreement shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security and/or prefunding against such risk or liability is not assured to it.

(f)                          In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(g)                         The Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This clause (g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

(h)                        The Security Agent shall have no responsibility whatsoever to the Borrower, the Agent, or any Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Property, the income therefrom or the proceeds thereof.

(i)                            Until the delivery of an enforcement notice pursuant to clause 27.23 (Acceleration), the moneys standing to the credit of any accounts comprised in the Security Documents shall be dealt with in accordance with the provisions of this Agreement and the Security Documents and the Security Agent shall not be responsible in such circumstances or at any other time for any liabilities (howsoever described) suffered by any person, whether by reason of depreciation in value or by fluctuation in exchange rates or otherwise.

30.23       Security Agent’s actions

Without prejudice to the provisions of clause 30.22 (Instructions to Security Agent) the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate and in the best interests of the Finance Parties.

30.24       Order of application

(a)                        The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(i)                           first, as to a sum equivalent to the amounts due and payable (i) to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 30.11 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 30.21 (Application of certain clauses to Security Agent)), for the Security Agent absolutely and (ii) to the Agent under the Finance Documents (excluding any amounts received by the Agent pursuant to clause 30.11 (Lenders’ indemnity to the Agent)) for the Agent absolutely;

(ii)                        secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely for application between them in accordance with clause 33.5 (Partial payments);

(iii)                     thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 30.24(a) as and when any such amounts later fall due;

(iv)                    fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(v)                       fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

(b)                        The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent), any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent, such other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrower or any other person liable.

(c)                         The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 30.24 by paying such amounts to the Agent for distribution in accordance with clause 33 (Payment mechanics).

30.25       Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)                        shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)                        shall (subject to clause 30.24(a) (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful default and shall not be liable to account for an amount of interest greater than the standard amount that would be payable to an independent customer;

(c)                         may, in the conduct of its obligations under and in respect of the Security Documents, instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) or may delegate to any person on any terms (including the power to sub-delegate) and on the basis that (i) any such agent or delegate engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent or delegate if the Security Agent shall have exercised reasonable care in the selection of such agent;

(d)                        may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company;

(e)                         may, unless and to the extent the express provisions of any Security Document provide otherwise, do any act or thing in the exercise of any of its duties under the Finance Documents which in its absolute discretion (in the absence of any instructions of the Agent as to the doing of such act or thing) it deems advisable for the protection and benefit of all the Finance Parties;

(f)                          may, unless the express provisions of any such Security Document provide otherwise, if authorised by the Agent following instructions of all the Lenders or the Majority Lenders (as the case may be), amend or vary the terms of or waive breaches of or defaults under, or otherwise excuse performance of any provision of, or grant consents under any of the Security Documents to which it is a party, any such amendment, variation, waiver or consent so authorised to be binding on all the parties hereto and that Security Agent to be under no liability whatsoever in respect thereof;

(g)                         shall not be bound to disclose to any other person (including but not limited to any other Finance Party) (i) any Confidential Information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(h)                        shall have no responsibility to make any payment, deduction or withholding of any Tax or governmental charge as a result of the Security Agent (i) holding the Security Interests created by the Finance Documents or (ii) enforcing such Security Interests created by the Finance Documents;

(i)                            shall not have or be deemed to have any relationship of trust or agency with, any Obligor; and

(j)                           shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied) and the role and functions of the Security Agent under this Agreement shall be purely mechanical and administrative in nature and, subject to the terms of this Agreement, acting on the instructions of the Agent.

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

30.26       Insurance by Security Agent

Where the Security Agent is named on any insurance policy (including the Insurances) as an insured party and/or loss payee, the Security Agent shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request. The Security Agent shall have no obligation to, or any liability for any failure to, insure any of the Charged Property.

30.27       Custodians and nominees

The Security Agent may (to the extent legally permitted) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person if it has exercised reasonable care in the selection of such person.

30.28       Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors have to any of the Charged Property and shall not be liable for or bound to require any debtor to remedy any defect in its right or title.

30.29       Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any applicable jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

30.30       All enforcement action through the Security Agent

(a)                        None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only, or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

(b)                        None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except with the prior written consent of the Agent (acting through the Security Agent and on the instructions of the Majority Lenders). If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

30.31       Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 30.24(a) (Order of application).

30.32       Indemnity from Trust Property

(a)                        In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(i)                           in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(ii)                        as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(iii)                     in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(iv)                    in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

(b)                        The rights conferred by this clause 30.32 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents.  Nothing contained in this clause 30.32 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful default.

30.33       Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 30.24(a) (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 33.5 (Partial payments) and clause 30.24(a) (Order of application).

30.34       No reliance on Security Agent

It is understood and agreed by each Finance Party (other than the Security Agent) that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor and, accordingly, the Security Agent shall not have any liability or responsibility for and each other Finance Party warrants to the Security Agent that it has not relied and will not hereafter rely on the Security Agent:

(a)                        to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided to it by any Obligor or any other person in connection with any of the Finance Documents, the Charged Property or the transactions therein contemplated (whether or not such information has been or is hereafter circulated to such Finance Party by the Security Agent);

(b)                        to check or enquire on its behalf into the adequacy, accuracy or completeness of any communication delivered to it under any of the Finance Documents, the Charged Property, any legal or other opinions, reports, valuations, certificates, appraisals or other documents delivered or made or required to be delivered or made at any time in connection with any of the Finance Documents, the Charged Property, any security to be constituted thereby or any other report or other document, statement or information circulated, delivered or made, whether orally or otherwise and whether before, on or after the date of this Agreement;

(c)                         to check or enquire on its behalf into the due execution, delivery, validity, legality, perfection, adequacy, suitability, performance, enforceability or admissibility in evidence of any of the Finance Documents, the Charged Property or any other document referred to in paragraph (b) above or of any guarantee, indemnity or security given or created thereby or any obligations imposed thereby or assumed thereunder;

(d)                        to check or enquire on its behalf into the ownership, value, existence or sufficiency of any Charged Property, the priority of any of the Security Interests or the registration thereof, the right or title of any person in or to any property comprised therein or the existence of any encumbrance affecting the same; or

(e)                         to assess or keep under review on its behalf the identity, financial condition, creditworthiness, condition, affairs, status or nature of any Obligor or other Group Member.

30.35       Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases (and the Security Agent will notify the Lenders through the Agent as soon as reasonably practicable of such release) to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in an Obligor, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Obligor and of all Security Interests over the assets of such Obligor.

30.36       Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

30.37       Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrower to appoint any person either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)                        if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)                        for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)                         for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment.  The Security Agent shall have power to remove any person so appointed.  At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same.  Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment).  The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

30.38       Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)                        in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 30, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)                        the provisions of this clause 30 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent.  The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

30.39       Security Agent’s Ongoing Fees

(a)                        The Borrower shall pay to the Agent and the Security Agent certain fees in accordance with Clause 11 (Fees).

(b)                        If:

(i)                           a Default has occurred; or

(ii)                        the Security Agent considers it expedient and/or necessary or is requested by the Borrower or any Finance Party or group of Finance Parties to undertake duties which the Security Agent considers to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents (which for the avoidance of doubt shall include any amendments to the Finance Documents and the time incurred in relation thereto), the Borrower shall pay to the Security Agent any additional reasonable remuneration (together with any applicable taxes thereon) which shall be calculated by reference to its hourly rates in force from time to time.

30.40       Interest on Demand

If the Borrower fails to pay any amount payable by them to the Security Agent under this Agreement on its due date, interest shall accrue on the overdue amount (and be compounded with it) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on such sum) at the rate which is two per cent. (2%) per annum over the rate at which the Security Agent was being offered, by prime banks in the London interbank market, deposits in an amount comparable to the unpaid amounts in the currencies of those amounts for such period(s) as the Security Agent may from time to time select.

30.41       Release of Security

If all of the amounts owing under the Finance Documents and all other obligations the discharge of which is secured by any of the Security Documents have been fully and finally discharged and none of the Finance Parties is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to the Borrower under or pursuant to this Agreement or any other Finance Document, the trusts herein set out shall be wound up and the Security Agent shall, at the request and cost of the Borrower and acting on the instructions of the Agent, release, without recourse or warranty, all of the security then held by it, whereupon the Security Agent, the Agent, the Lenders and the Obligors shall be released from their obligations hereunder (save for those which arose prior to such winding up).

31                        Conduct of business by the Finance Parties

31.1              Finance Parties tax affairs

No provision of this Agreement will:

(a)                        interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                        oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                         oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31.2              Finance Parties acting together

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 27.23 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrower and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders.  All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 30 (Roles of Agent, Security Agent and Arrangers) as it applies to the Security Agent.

31.3              Majority Lenders

Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

31.4              Conflicts

(a)                        The Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrower may have conflicting interests in respect of the Facility or otherwise.

(b)                        No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facility or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrower also acknowledges that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)                         The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

32                        Sharing among the Finance Parties

32.1              Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 33 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)                        the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                        the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 33 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                         the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 33.5 (Partial payments).

32.2              Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 33.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

32.3              Recovering Finance Party’s rights

On a distribution by the Agent under clause 32.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor to that Recovering Finance Party.

32.4              Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                        each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)                        as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

32.5              Exceptions

(a)                        This clause 32 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)                        A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(i)                           it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                        that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

33                        Payment mechanics

33.1              Payments to the Agent

(a)                        On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                        Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London, as specified by the Agent) and with such bank as the Agent specifies.

33.2              Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 33.3 (Distributions to an Obligor) and clause 33.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

33.3              Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 34 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

33.4              Clawback and pre-funding

(a)                        Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                        Unless clause 33.4(c) applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)                         If the Agent has notified the Lenders that, pursuant to the Borrower’s request, it is willing to make available amounts for the account of the Borrower before receiving funds from the Lenders, and such Lenders and the Borrower agree, then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrower:

(i)                           the Borrower shall on demand refund it to the Agent; and

(ii)                        the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

33.5              Partial payments

(a)                        If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)                           first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arrangers under those Finance Documents;

(ii)                        secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 30.11 (Lenders’ indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 30.21(a) (Application of certain clauses to Security Agent);

(iii)                     thirdly, in or towards payment to the Lenders pro rata of any accrued interest or fee due but unpaid under those Finance Documents;

(iv)                    fourthly, in or towards payment to the Lenders pro rata of any principal due but unpaid to the Lenders under those Finance Documents; and

(v)                       fifthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents.

(b)                        The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (iii) to (v) of clause 33.5(a).

(c)                         Clauses 33.5(a) and 33.5(b) above will override any appropriation made by an Obligor.

33.6              No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

33.7              Business Days

(a)                        Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                        During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

33.8              Payments on demand

For the purposes of clause 27.1 (Non-payment) and subject to the Agent’s right to demand interest under clause 8.3 (Default interest), payments on demand shall be treated as paid when due if paid within three Business Days of demand.

33.9      Currency of account

(a)                        Subject to clauses 33.9(b) to 33.9(c), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                        A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)                         Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)                        All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale.  Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

33.10       Change of currency

(a)                        Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                           any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)                        any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                        If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

33.11       Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrower that a Payment Disruption Event has occurred:

(a)                        the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)                        the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                         the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                        any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance

Documents notwithstanding the provisions of clause 39 (Amendments and grant of waivers);

(e)                         the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 33.11; and

(f)                          the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

33.12       Impaired Agent

(a)                        If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 33.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a bank or financial institution which has a rating for its long term unsecured and non credit enhanced debt obligations of “A-” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody’s Investor Services Limited or a comparable rating from another internationally recognised credit rating agency and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                        All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                         A Party which has made a payment in accordance with clause 33.1 (Payments to the Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                        Promptly upon the appointment of a successor Agent in accordance with clause 30.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with clause 33.1 (Payments to the Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with clause 33.2 (Distributions by the Agent).

33.13       Contractual recognition of bail-in

(a)                        Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(i)                           any Bail-In Action in relation to any such liability, including (without limitation):

(A)                     a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)                     a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)                     a cancellation of any such liability; and

(ii)                        a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

(b)                        In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)                       in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)                        in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Write-down and Conversion Powers means:

(a)                       in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)                        in relation to any other applicable Bail-In Legislation:

(i)                           any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)                        any similar or analogous powers under that Bail-In Legislation.

34                        Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. For the purpose of this clause the term “Finance Party” includes each of the relevant Finance Party’s holding companies and subsidiaries and each subsidiary of the relevant Finance Party’s holding companies (as defined in the Companies Act 2006).

35                        Notices

35.1              Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

35.2              Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)                           in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(ii)                        in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(iii)                     in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(iv)                    in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

35.3              Delivery

(a)                        Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                           if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under clause 35.2 (Addresses), if addressed to that department or officer.

(b)                        Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in

Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)                         All notices from or to an Obligor shall be sent through the Agent.

(d)                        Any communication or document made or delivered to the Borrower in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(e)                         Any communication or document which becomes effective, in accordance with clauses 35.3(a) to 35.3(d) above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

35.4              Notification of address

The Agent shall notify the other Parties on changing its address.  All other Parties should notify promptly upon change of their address pursuant to clause 35.2 (Addresses).

35.5              Electronic communication

(a)                        Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)                           notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)                        notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)                        Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(c)                         Any electronic communication which becomes effective, in accordance with clause 35.5(b) above, after 5:00 pm in the place of receipt shall be deemed only to become effective on the following day.

(d)                        In particular, the Obligors are aware and acknowledge that:

(i)                           the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(ii)                        the information can be changed and manipulated by a third party;

(iii)                     the sender’s identity (sender of any electronic communication) can be assumed or otherwise manipulated;

(iv)                    the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time; and

(v)                       the Finance Parties assume no liability for any loss incurred as a result of manipulation of the electronic address or content nor is it liable for any loss incurred by the Borrower or any other Obligor due to interruptions and delays in transmission caused by technical problems.

(e)                         The Finance Parties are entitled to assume that all the orders and instructions, and communications in general, received from the Borrower or any other Obligor or a third party are from an authorised individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to any Finance Party. The Obligors shall further procure that all third parties referred to herein agree with the use of electronic communication and are aware of the above terms and conditions related to the use of electronic communication.

35.6              English language

(a)                        Any notice given under or in connection with any Finance Document shall be in English.

(b)                        All other documents provided under or in connection with any Finance Document shall be:

(i)                           in English; or

(ii)                        if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.7              Communication with Agent when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.

36                        Calculations and certificates

36.1              Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

36.2              Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

36.3              Day count convention

Any interest or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

37                        Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

38                        Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

39                        Amendments and grant of waivers

39.1              Required consents

(a)                        Subject to clauses 39.2 (All Lender matters) and 39.3 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

(b)                        The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 39.

(c)                         Without prejudice to the generality of sub-clauses 30.7(c), 30.7(d) and 30.7(e) of clause 30.7 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)                        Each Obligor agrees to any such amendment or waiver permitted by this clause 39 which is agreed to by the Borrower. This includes any amendment or waiver which would, but for this clause 39.1(d), require the consent of the Parent.

39.2              All Lender matters

An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(a)                        the definition of “Change of Control” in clause 1.1 (Definitions);

(b)                        the definition of “Majority Lenders” in clause 1.1 (Definitions);

(c)                         the definition of “Last Availability Date” in clause 1.1 (Definitions);

(d)                        an extension to the date of payment of any amount under the Finance Documents;

(e)                         a reduction in the Margin or a reduction in the amount of any payment of principal, interest or fees payable or the rate at which they are calculated;

(f)                          save as permitted under this Agreement an increase in, or extension of, any Commitment, Ship Commitments or the Total Commitments, an extension of any period within which the Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders pro rata;

(g)                         a change to any Borrower or any other Obligor;

(h)                        any provision which expressly requires the consent or approval of all the Lenders;

(i)                            clause 2.2 (Finance Parties’ rights and obligations), clause 7.10 (Mandatory prepayment and cancellation following non-compliance with Sanctions), clause 17.32 (Sanctions), clause 19.12 (Sanctions), clause 28 (Changes to the Lenders), clause 32.1 (Payments to Finance Parties), this clause 39 (Amendments and grant of waivers), clause 42 (Governing law) or clause 43.1 (Jurisdiction of English courts);

(j)                           the order of distribution under clause 33.5 (Partial payments);

(k)                        the order of distribution under clause 30.24 (Order of application);

(l)                            the currency in which any amount is payable under any Finance Document;

(m)                    the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(n)                        the nature or scope of any Guarantee; or

(o)                        the circumstances in which the security constituted by the Security Documents (including the Guarantee) are permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders and must be in writing.

39.3              Other exceptions

(a)                        An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent or the Arrangers (as the case may be).

(b)                        Amendments to or waivers in respect of any Finance Document may only be agreed in writing.

(c)                         Notwithstanding clauses 39.1 (Required consents), 39.2 (All Lender matters) and paragraphs (a) and (b) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

39.4              Disenfranchisement of Defaulting Lenders

(a)                        For so long as a Defaulting Lender has any Commitment, in ascertaining (i) the Majority Lenders or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments, or the agreement of any specified group of Lenders (whether Majority Lenders, all Lenders or otherwise), has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Commitment and, to the extent that the reduction results in that Defaulting Lender’s Commitments being zero and it has no participation in the Loan, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs (i) and (ii) above.

(b)                        For the purposes of this clause 39.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)                           any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)                        any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

39.5              Replacement of a Defaulting Lender

(a)                        The Borrower may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents (or at any other purchase price approved by all of the other Lenders who are not Defaulting Lenders at the time).

(b)                        Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(i)                           the Borrower shall have no right to replace the Agent or the Security Agent;

(ii)                        neither the Agent nor the Defaulting Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)                     the transfer must take place no later than 14 days after the notice referred to in clause 39.5(a) above (or such other longer period as agreed by the Majority Lenders); and

(iv)                    in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

39.6              Excluded Commitments; “Snooze you lose”

(a)                        If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 20 Business Days of that request being made (unless the Borrower and the Agent agree to a longer time period in relation to any request):

(i)                           its Commitments or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(ii)                        its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders (whether Majority Lenders, all Lenders or otherwise) has been obtained to approve that request.

(b)                        If any Lender that is not a Defaulting Lender fails to respond to a Relevant Request within 20 Business Days from the Relevant Date (unless the Borrower and the Agent agree to a longer time period in relation to any Relevant Request):

(i)                           its Commitments or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(ii)                        its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders (whether Majority Lenders, all Lenders or otherwise) has been obtained to approve that request.

For the purposes of this paragraph (b):

Relevant Date means the later of

(i)                           the date on which a Relevant Request is made; and

(ii)                        if the Agent determines (acting reasonably) that additional information or evidence are required for the Lenders to make an informed decision in respect of that Relevant Request, the date on which the Agent determines (acting reasonably) that it has been provided with all such information or evidence; and

Relevant Request means a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement other than an amendment, waiver or consent referred to in clause 39.2 (All Lender matters) excluding paragraph (h) thereof.

39.7              Releases

Except with the approval of all the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)                        any Charged Property from the security constituted by any Security Document; or

(b)                        any Obligor from any of its guarantee or other obligations under any Finance Document.

39.8              Replacement of Screen Rate

Subject to clause 39.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate, any amendment or waiver which relates to:

(a)                        providing for the use of a Replacement Benchmark; and

(b)

(i)                           aligning any provision of any Finance Document  to the use of that Replacement Benchmark;

(ii)                        enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)                     implementing market conventions applicable to that Replacement Benchmark;

(iv)                    providing for appropriate fall-back (and market disruption) provisions for that Replacement Benchmark; or

(v)                       adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrower.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Benchmark” means a benchmark rate which is:

(a)                        formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)                           the administrator of that Screen Rate; or

(ii)                        any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)                        in the opinion of all Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(c)                        in the opinion of all Lenders and the Borrower, an appropriate successor to the Screen Rate.

“Screen Rate Replacement Event” means, in relation to the Screen Rate:

(a)                        the methodology, formula or other means of determining that Screen Rate has, in the opinion of all Lenders, and the Borrower materially changed; or

(b)

(i)

(A)                     the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)                     information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Scree Rate; or

(ii)                        the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(iii)                     the supervisor of the administrator of that Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)                    the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)                         the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fall-back policies or arrangements and either:

(i)                           the circumstance(s) or event(s) leading to such determination are not (in the opinion of all Lenders and the Borrower) temporary; or

(ii)                        that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 15 Business Days; or

(d)                        in the opinion of all Lenders and the Borrower, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

40                        Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

41                        Confidentiality

41.1              Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 41.2 (Disclosure of Confidential Information) and clause 41.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

41.2              Disclosure of Confidential Information

Any Finance Party may disclose (without the consent of the Obligors) to (i) any of its Affiliates, employees (including service and settlement employees), officers, representatives or advisers and (ii) any other person:

(a)                        in the case of a Lender, to (or through) whom that Lender assigns (or may potentially assign) all or any of its rights and obligations under the Finance Documents;

(b)                        in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 28.7 (Security over Lenders’ rights);

(c)                         in the case of a Lender, with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor;

(d)                        to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation;

(e)                         in order to preserve or enforce any rights any Finance Party may have under the Security Documents;

(f)                          which is a rating agency (including its professional advisers) or such Finance Party’s professional advisers (including auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisors and brokers);

(g)                         in the case of the Security Agent, in the course of the performance of its functions under the Finance Documents; or

(h)                        to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or by the rules of any relevant stock exchange, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate if any such person has entered into a confidentiality agreement substantially in the form of the then current form of LMA Confidentiality Letter (Purchaser) for the secondary trading of loans ; and any Finance Party may disclose (with the consent of the Borrower) to any other person not included in paragraphs 41.2(a) - 41.2(h) above, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate if any such person has entered into a confidentiality agreement substantially in the form agreed between the Borrower and the relevant Finance Party.

41.3              Disclosure to numbering service providers

(a)                        Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)                           names of Obligors;

(ii)                        country of domicile of Obligors;

(iii)                     place of incorporation of Obligors;

(iv)                    date of this Agreement;

(v)                       clause 42 (Governing law);

(vi)                    the names of the Agent and the Arranger;

(vii)                 date of each amendment and restatement of this Agreement;

(viii)              amount of Total Commitments;

(ix)                    currency of the Facility;

(x)                       type of the Facility;

(xi)                    ranking of the Facility;

(xii)                 the term of the Facility;

(xiii)              changes to any of the information previously supplied pursuant to paragraphs 41.3(a)(i) to 41.3(a)(xii) above; and

(xiv)             such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)                        The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)                         The Borrower represents that none of the information set out in clauses 41.3(a)(i) to 41.3(a)(xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)                        The Agent shall notify the Borrower and the other Finance Parties of:

(i)                           the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)                        the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

41.4              Entire agreement

This clause 41 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

41.5              Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

41.6              Banking secrecy laws

(a)                        Each Obligor hereby releases each Finance Party and each of its Affiliates and each of its or their officers, directors, employees, head office, professional advisers, auditors and representatives (together, the Disclosing Party) from any confidentiality obligations or confidentiality restrictions arising from other applicable banking secrecy and data protection legislation which would prevent a Disclosing Party from disclosing any Confidential Information in accordance with this clause 41 (Confidentiality).

(b)                        Each of the Obligors acknowledges to the Finance Parties that they have as at the date hereof fulfilled and will continue to fulfil their obligations under applicable data protection legislation (including that of the jurisdiction of incorporation of that Obligor) in relation to personal data of third party individuals which an Obligor may pass on to a Finance Party from time to time (to enable the latter to comply with its obligations under all applicable laws (including without limitation anti-terrorism and related legislation and the laws of the jurisdiction of incorporation of that Obligor).

41.7              Continuing obligations

The obligations in this clause 41 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)                        the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)                        the date on which such Finance Party otherwise ceases to be a Finance Party.

42                        Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

43                        Enforcement

43.1              Jurisdiction of English courts

(a)                        The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)                        The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                         This clause 43.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

43.2              Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)                        irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)                        agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)                         if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties

Borrower

Name:	GasLog Hellas-1 Special Maritime Enterprise
Jurisdiction of incorporation	Greece
Registration number (or equivalent, if any)	5164
English process agent (if not incorporated in England)	GasLog Services UK Ltd. C/O 81 Kings Road, London, SW3 4XN
Registered office	69, Akti Miaouli Street, Piraeus, Greece
Address for service of notices	Alastair Maxwell, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC98000, Monaco

GasLog

Name	GasLog Ltd
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	33928
English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Alastair Maxwell, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC98000, Monaco

GasLog Carriers

Name	GasLog Carriers Limited
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	41493

English process agent (if not incorporated in England)	GasLog Services UK Ltd, 81 Kings Road, London SW3 4NX, United Kingdom
Registered office	Clarendon House, 2 Church Street, Hamilton HM11, Bermuda
Address for service of notices	Alastair Maxwell, c/o GasLog Monaco SAM, Gildo Pastor Center, 7, rue du Gabian, MC98000, Monaco

The Original Lenders

Name	ABN AMRO BANK N.V.
Facility Office, address and attention details for notices	Address: Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands Attn: Eomer Zwijnenberg Email: eomer.zwijnenberg@nl.abnamro.com
Commitment ($)	32,500,000

Name	OVERSEA-CHINESE BANKING CORPORATION LIMITED
Facility Office, address and attention details for notices	Address: 65 Chulia Street #10-00 OCBC Centre Singapore 049513 Attn: Melvin Phang / Angeline Teo Email: melvinphang@ocbc.com / angelineteo@ocbc.com
Commitment ($)	97,500,000

The Agent

Name	ABN AMRO BANK N.V.
Facility Office, address and attention details for notices	Address: Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands Attn: Agency Syndicated Loans / Agency Team 1 / PAC HQ9037 Email: abn.amro.agency.team.1@nl.abnamro.com

The Security Agent

Name	ABN AMRO BANK N.V.
Facility Office, address and attention details for notices	Address: Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands Attn: Agency Syndicated Loans / Agency Team 1 / PAC HQ9037 Email: abn.amro.agency.team.1@nl.abnamro.com

The Arrangers

Mandated Lead Arrangers

Name	ABN AMRO BANK N.V.
Name	OVERSEA-CHINESE BANKING CORPORATION LIMITED

Schedule 2
Ship information

Schedule 3
Conditions precedent

Part°1
Conditions precedent to executing this Agreement

1                               Obligors’ corporate documents

(a)                       A copy of the Constitutional Documents and, if applicable, a certificate of good standing of each Obligor and each Manager.

(b)                       A copy of a resolution of the board of directors of each Obligor and each Manager (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)                           approving the terms of, and the transactions contemplated by, the Finance Documents or any Charter (Relevant Documents) to which it is a party and resolving that it execute the Relevant Documents to which it is a party;

(ii)                        authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)                     authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)                        A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and any related documents.

(d)                       If a requirement under the Constitutional Documents of each Obligor or under Greek law, a copy of a resolution signed by all the holders of the issued shares in each Obligor and each Manager, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor or a Manager is a party.

(e)                        If a requirement under the Constitutional Documents of each Obligor or a Manager or under Greek law, a copy of a resolution of the board of directors of each corporate shareholder of each Obligor and each Manager approving the terms of the resolution referred to in paragraph (d) above.

(f)                         If a requirement under the Constitutional Documents of each Obligor or a Manager or under Greek law, a copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor and each Manager.

(g)                        A certificate of an authorised signatory of the relevant Obligor and each Manager certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2                               Legal opinions

Agreed forms of the following legal opinions, each addressed to the Agent, the Security Agent and the Lenders (and in a form and substance reasonably satisfactory to the Agent, the

Lenders) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facility:

(a)                       A legal opinion of Norton Rose Fulbright on matters of English law.

(b)                       A legal opinion of the legal advisers to the Arrangers and the Agent in each jurisdiction (other than England) in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or in which an Account opened at the relevant time is established.

3                               Share security

The Share Security in respect of the Borrower (whether it is to be signed by GasLog Carriers or GasLog Holdings or GLOP) to be in agreed form.

4                               Other documents and evidence

(a)                       Evidence that any process agent referred to in clause 43.2 (Service of process) or any equivalent provision of any other Finance Document has accepted its appointment.

(b)                       Each Fee Letter duly executed by the parties thereto.

(c)                        The Original Financial Statements, together with a Compliance Certificate.

5                               “Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

6                               Guarantees

(a)                       The GasLog and GasLog Carriers Guarantee duly executed.

(b)                       A certificate signed by the Borrower and the Agent attaching the agreed form GLOP and GasLog Holdings Guarantee to be executed by GLOP and GasLog Holdings upon a Drop Down.

7                               Building Contract

A copy, certified by an approved person to be a true and complete copy, of the Building Contract.

Part°2
Conditions precedent to Utilisation

1                               Utilisation Request

A duly completed Utilisation Request in the form set out in Schedule 4 (Utilisation Request).

2                               Subordination

Evidence that any amounts of the Contract Price funded or to be funded by an Affiliate to the Borrowers have been contributed by way of equity or will be subordinated to the amounts owing under the Finance Documents in an approved manner.

3                               Material Adverse Effect

There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of any of the Obligors or any Group).

4                               Delivery Price

Evidence of the final Delivery Price in a form acceptable to the Agent.

5                               Debt Service Reserve

Evidence that the amount standing to the credit of the Debt Service Reserve Account satisfies the requirements of clause 25.2 (Debt Service Reserve Account) if applicable.

6                               Bank Accounts

Evidence that any Account required to be established under clause 25 (Bank accounts) has been opened and established with the Account Bank and that all documents required by the Account Bank in relation to the opening of the Accounts have been received (including disclosure of the ultimate beneficial ownership of the Borrower and any other documents required for the purpose of completing the “know your customer” process).

Part°3
Conditions precedent on Delivery

1                               Corporate documents

(a)                       A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in Parts 1 and 2 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Parts 1 and 2 of this Schedule in relation to it have not been revoked or amended.

(b)                       A certificate of an authorised signatory of each other Obligor which is party to any of the Security Documents required to be executed at or before Delivery of the Ship certifying that each copy document relating to it specified in Parts 1 and 2 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Parts 1 and 2 of this Schedule in relation to it have not been revoked or amended.

2                               Security

(a)                       The Mortgage and the Deed of Covenant or General Assignment duly executed by the Borrower.

(b)                       Any Manager’s Undertaking required at Delivery pursuant to the Finance Documents duly executed by the relevant manager.

(c)                        Duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents (including notices of assignment and acknowledgements, in agreed form, in respect of the assignment of the Earnings in relation to the Cool Pool Arrangements, if applicable).

3                               Share security

The Share Security in respect of the Borrower duly executed by its Holding Company together with all letters, transfers, certificates and other documents required to be delivered under the Share Security.

4                               Charter Assignment

The Charter Assignment duly executed by the Borrower if applicable.

5                               Delivery and registration of Ship

Evidence that the Ship:

(a)                       is legally and beneficially owned by the Borrower and registered in the name of the Borrower through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)                       is classed with the relevant Classification free of all requirements and recommendations of the relevant Classification Society;

(c)                        is insured in the manner required by the Finance Documents;

(d)                       has been delivered, and accepted for service, under the Charter (if applicable);

(e)                        is free of any other charter commitment (other than the Charter, where applicable)  which would require approval under the Finance Documents; and

(f)                         any prior registration (other than through the relevant Registry in the relevant Flag State) of the relevant Ship has been or will (within such period as may be approved) cancelled.

6                               Mortgage Registration

Evidence that the Mortgage has been registered with first priority and/or preferred status against the Ship through its Registry under the laws and flag of its Flag State.

7                               Insurance

In relation to the Ship’s Insurances:

(a)                       an opinion from insurance consultants appointed by the Agent on such Insurances;

(b)                       evidence that such Insurances have been placed in accordance with clause 22 (Insurance); and

(c)                        evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

8                               ISM and ISPS Code

Copies of:

(a)                       the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Ship for the purposes of that code;

(b)                       the safety management certificate in respect of the Ship issued in accordance with the ISM Code;

(c)                        the international ship security certificate in respect of the Ship issued under the ISPS Code;

(d)                       If so requested by the Agent, any other certificates issued under any applicable code required to be observed by the Ship or in relation to its operation under any applicable law.

9                               Value of security

Valuations obtained (not more than 6 weeks before the Utilisation Date) in accordance with clause 23 (Minimum security value) showing that the Security Value of the Ship will be not less than the Minimum Value upon execution of the Security Documents specified in paragraph 2 (Security) of Part 3 of this Schedule.

10                        Account Security

Evidence that (a) any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder in favour of the Security Agent and/or any of the other Finance Parties and (b) that any notice required to be given to the Account Bank under that

Account Security has been given to it and acknowledged by it in the manner required by that Account Security and that an amount has been credited to it.

11                        Construction matters

(a)                       Evidence that any authorisations required from any government entity for the export of the Ship by the Builder have been obtained or that no such authorisations are required.

(b)                       Evidence that the Contract Price (as adjusted in accordance with its Building Contract) will have been paid upon the relevant Utilisation being made and that the Builder will not have any lien or other right to detain the ship on its Delivery.

(c)                        The original or a copy, certified by an approved person to be a true and complete copy, of the builder’s certificate and any bill of sale conveying title to the Ship to the Borrower and the protocol of delivery and acceptance, commercial invoice and any other delivery documentation required under the Building Contract.

12                        Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the Utilisation Date.

13                        Environmental matters

Promptly as of Delivery, copies of the Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the Ship from an approved person.

14                        Consents

Evidence that any consents required in connection with the delivery of the Ship, the registration of title to the Ship, the registration of the Mortgage and the assignment of the Charter have been obtained.

15                        Management Agreement

Where a manager has been approved in accordance with clause 20.3 (Manager), a copy, certified by an approved person to be a true and complete copy, of the agreement between the Borrower and such Manager, relating to the appointment of each Manager and the management services to be provided by it to the Borrower in respect of the Ship.

16                        Underlying documents

If applicable, a copy, certified by an approved person to be a true and complete copy, of:

(a)                       each of the Charter Documents; and

(b)                       the Quiet Enjoyment Agreement.

17                        Legal opinions

(a)                       A legal opinion of Norton Rose Fulbright LLP, London addressed to the Arrangers, the Security Agent and the Agent and for the benefit of all the Finance Parties on matters of English law, substantially in the form approved by the Agent prior to Delivery.

(b)                       If required by the Agent, a legal opinion of the legal advisers to the Arrangers, the Security Agent and the Agent in Korea and also each jurisdiction in which an Obligor is incorporated and/or which is or is to be the Flag State of the Ship, or which governs any assets which are to be the subject of a Security Interest for the benefit of all the Finance Parties substantially in the form approved by the Agent prior to Delivery.

Schedule 4
Utilisation Request

From:               GasLog Hellas-1 Special Maritime Enterprise

To:                   ABN AMRO Bank N.V. as Agent

Dated:             [•]

Dear Sirs

$130,000,000 Facility Agreement dated [•] 2019 (the Agreement)

1                               We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2                               We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:  [•] (or, if that is not a Business Day, the next Business Day)

Amount:                                        $[•]

3                               We confirm that each condition specified in clause 4.2(Conditions precedent on delivery of Utilisation Request) is satisfied on the date of this Utilisation Request.

4                               We further confirm that on the basis of the most recent valuations made in accordance with clause 25 (Minimum Security Value):

(a)                       the Security Value as at the Proposed Utilisation Date is $[•];

(b)                       the Security Value is [•]% of the Loan requested under this notice; and

(c)                        the total amount of the Loan requested under this notice is $[•], which does not exceed 70% of the Fair Market Value of the Ship as at the Proposed Utilisation Date.

5                               The Loan will be used towards [the post-delivery financing of the Ship and for general corporate and working capital purposes][specify other] and its proceeds should be paid to the Builder on the following terms:

[details to be inserted]

6                               We attach to this Utilisation Request a set of valuations obtained in accordance with clause 23 (Minimum security value) as required by paragraph 9 (Value of Security) of Part°3 of Schedule 3.

7                               We confirm that we will use the proceeds of the Loan for our benefit and under our full responsibility and exclusively for the purposes specified in the Agreement.

8                               We confirm that the Interest Period for the said Loan shall be three (3) months [or specify other interest period if agreed with all Lenders].

9                               This Utilisation Request is irrevocable and cannot be varied without the prior consent of the Majority Lenders.

Yours faithfully

authorised signatory for
GasLog Hellas-1 Special Maritime Enterprise

Schedule 5
Form of Transfer Certificate

To:      ABN AMRO Bank N.V. as Agent

From:  [The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$130,000,000 Facility Agreement dated [•] 2019 (the Agreement)

1                               We refer to the Agreement.  This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2                               We refer to clause 28.5 (Procedure for assignment):

(a)                       The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement as specified in the Schedule.

(b)                       The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loan under the Agreement specified in the Schedule.

(c)                        The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d)                       The proposed Transfer Date is [•].

(e)                        The Facility Office and address and attention details for notices of the New Lender for the purposes of clause 35.2 (Addresses) are set out in the Schedule.

3                               The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in sub-clause 28.4(c) of clause 28.4 (Limitation of responsibility of Existing Lenders).

4                               The New Lender confirms that it is [not] a Group Member or an Affiliate of any Group Member.

5                               This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[Consider including reference to accession to an intercreditor agreement, mortgage or other Finance Documents to which Lenders may need to be party and checklist of steps necessary for the New Lender to obtain the benefit of the Security Documents.]

6                               This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

7                               This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note:   The execution of this Transfer Certificate alone may not assign a proportionate share of the Existing Lender’s interest in the Security Interests constituted by the Security Documents in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Existing Lender’s interest in the Security Interests constituted by the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address and attention details for notices and account details for payments.]

[Existing Lender]                  [New Lender]

By:                                            By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [•].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

ABN AMRO Bank N.V. as Agent

By:

Schedule 6
Repayment Schedule

[To be confirmed prior to draw down]

Repayment Date	Amount ($)
1st	1,618,750
2nd	1,618,750
3rd	1,618,750
4th	1,618,750
5th	1,618,750
6th	1,618,750
7th	1,618,750
8th	1,618,750
9th	1,618,750
10th	1,618,750
11th	1,618,750
12th	1,618,750
13th	1,618,750
14th	1,618,750
15th	1,618,750
16th	1,618,750
17th	1,618,750
18th	1,618,750
19th	1,618,750
20th	1,618,750
21st	1,618,750
22nd	1,618,750
23rd	1,618,750

24th	1,618,750
25th	1,618,750
26th	1,618,750
27th	1,618,750
28th	85,793,750

SIGNATURES

THE BORROWER

GASLOG HELLAS-1 SPECIAL MARITIME ENTERPRISE	)	/s/ Achilleas Tasioulas
By:	)	Achilleas Tasioulas

THE ARRANGERS

ABN AMRO BANK N.V.	)	/s/ Jennifer Carr
as Mandated Lead Arranger	)	Attorney-in-fact
By:	)

OVERSEA-CHINESE BANKING CORPORATION LIMITED	)	/s/ Lisa Fung
as Mandated Lead Arranger	)	Attorney-in-fact
By:	)

THE ORIGINAL LENDERS

ABN AMRO BANK N.V.	)	/s/ Jennifer Carr
By:	)	Attorney-in-fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED	)	/s/ Lisa Fung
By:	)	Attorney-in-fact

THE AGENT

ABN AMRO BANK N.V.	)	/s/ Jennifer Carr
By:	)	Attorney-in-fact

THE SECURITY AGENT

ABN AMRO BANK N.V.	)	/s/ Jennifer Carr
By:	)	Attorney-in-fact